Exhibit 10.1
LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and between
RELIANT ENERGY, INC.
and
NRG RETAIL LLC
Dated as of February 28, 2009

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The confidential content of this Exhibit 10.1 has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i

Section 9.1 Termination	74
Section 9.2 Effect of Termination	75

ARTICLE X INDEMNIFICATION	75
Section 10.1 Survival	75
Section 10.2 Indemnification	76
Section 10.3 Limitations	78
Section 10.4 Mitigation; Subrogation	78
Section 10.5 Indemnification Process	79
Section 10.6 Exclusive Remedy	81
Section 10.7 Purchase Price Adjustment	81
Section 10.8 [*****]	81

ARTICLE XI GENERAL PROVISIONS	82
Section 11.1 Amendment and Modification	82
Section 11.2 Extension; Waiver	82
Section 11.3 Expenses	82
Section 11.4 Notices	82
Section 11.5 Entire Agreement; No Third Party Beneficiaries	83
Section 11.6 Severability	83
Section 11.7 Applicable Law; Jurisdiction	84
Section 11.8 Waiver of Jury Trial	84
Section 11.9 Specific Performance	84
Section 11.10 Assignment	85
Section 11.11 Counterparts; Effect	85
Section 11.12 Bulk Sales Waiver	85

Exhibit A — Form of Assignment Agreement
Exhibit B-1 — Seller Knowledge Persons
Exhibit B-2 — Purchaser Knowledge Persons
Exhibit C — Form of Trademark Assignment Agreement
Exhibit D — Form of Intellectual Property Assignment Agreement
Exhibit E — Form of IP License Agreement
Exhibit F — Form of Transition Services Agreement
Exhibit G — Form of Seller Bring-Down Certificate
Exhibit H — Form of Assignment and Assumption Agreement
Exhibit I — Form of Sublease
Exhibit J — Form of Assignment and Assumption Agreement — Excluded Liabilities
Exhibit K — Intentionally Omitted
Exhibit L — Intentionally Omitted
Exhibit M — Form of Purchaser Bring-Down Certificate
Exhibit N — NWC Estimate Example
Exhibit O — Settlement Procedures
Exhibit P— Contribution Margin Calculation
Exhibit Q — Form of Bill of Sale and Assignment
Exhibit P— Form of Advance Integration Agreement
Schedule 7.13 — Payments in Respect of Closing Working Capital

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The confidential content of this Exhibit 10.1 has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy
INDEX OF DEFINED TERMS

Page
Action	23
Affiliate	1
Affiliate Contracts	29
Agreement	1
Allocation Notice of Objection	15
Annual Incentive Plans	54
Assumed Benefit Plans	25
Business Day	2
Business Employees	2
Change of Control	66
Closing	16
Closing Date	16
CNP Novation Agreement	70
COBRA	2
Code	2
Company	1
Company Interests	1
Confidentiality Agreement	48
Continuing Employees	50
Contribution Margin	3
Covenant Survival Period	77
Deductible Amount	3
Dollar	3
Encumbrances	3
Environmental Claim	3
Environmental Laws	4
ERCOT	4
ERISA	25
ERISA Affiliate	25
Exchange Act	4
Excluded Liability	4
Expert	16
FERC	4
Final Allocation Schedule	15
GAAP	4
General Solicitation	64
Governmental Authority	4

Page
Hazardous Materials	5
HSR Act	5
Indemnified Party	80
Indemnifying Party	80
Information Technology Systems	5
Insurance Policies	5
Intellectual Property	5
IP License Agreement	17
IRS	5
IT Trust	5
Knowledge	6
Law	6
Leases	6
Losses	6
Master Separation Agreement	6
Merrill Lynch	6
Merrill Lynch Agreement	6
Merrill Lynch Litigation	6
Merrill Lynch New Agreement	6
MSA Action	68
nonqualified deferred compensation plan	27
Parties	7
Party	7
Permitted Encumbrance	7
Person	7
Plans	25
Post-Closing Covenants	77
Pre-Closing Covenants	77
Proceeding	84
Proposed Allocation Schedule	15
Provider of Last Resort	8
PUCT	8
Purchase Price	15
Purchaser	1
Purchaser Disclosure Letter	38
Purchaser Indemnified Parties	8
Purchaser Material Adverse Effect	8
Purchaser Required Consents	39
Purchaser Required Statutory Approvals	39
Purchaser Savings Plan	52
Purchaser Termination Fee	76
RE Supply	8
RE Supply Transfer	8

2

Page
Release	9
Reliant Names	59
Representatives	48
RERR	9
RESE	9
RESE/RERR Transfer	9
Restraints	72
Restricted Business	65
Retail Business	9
Retail Electric Provider	9
Retail Financial Statements	23
Retail Material Adverse Effect	9
Retail Properties	29
Retail Subsidiary	10
Retained Policies	11
SEC	11
Securities Act	11
Seller	1
Seller Affiliate Plan	25
Seller Affiliate Savings Plan	53
Seller Disclosure Letter	19
Seller Indemnified Parties	11
Seller Required Consents	21
Seller Required Statutory Approvals	21
Seller SEC Reports	11
Severance Plan	54
Significant Restricted Business	67
Source Code	18
Straddle Period	56
Subject Companies	12
Subject Company Permits	22
Subsidiary	12
Takeover Proposal	12
Tax	12
Tax Authority	13
Tax Indemnitor	56
Tax Return	13
Taxes	12
Termination Date	75
Texas Retail Licenses	22
Third Party Claim	80
Trademark Assignment	17
Trademark Trust	13

3

Page
Trademarks	13
Transfer Taxes	55
Unresolved Allocation Changes	16
Violation	21
WARN Act	28
Welfare Benefits	53

4

          THIS LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of February 28, 2009 (this “Agreement”), is entered into by and between Reliant Energy, Inc., a Delaware corporation (the “Seller”), and NRG Retail LLC, a Delaware limited liability company (the “Purchaser”).
W I T N E S S E T H :
          WHEREAS, the Seller owns all of the issued and outstanding Class A membership interests (the “Company Interests”) of RERH Holdings, LLC, a Delaware limited liability company (the “Company”);
          WHEREAS, subject to the terms and conditions set forth herein, the Seller desires to sell, assign and transfer to the Purchaser, and the Purchaser desires to purchase and take assignment and delivery from the Seller of, all of the Company Interests and all of the membership interests in REST and RETR; and
          WHEREAS, as a material inducement to the Seller to enter into this Agreement, concurrently with the execution of this Agreement, NRG Energy, Inc. a Delaware corporation and an affiliate of the Purchaser (the “Guarantor”), has entered into a Guarantee (the “Guarantee”) in favor of the Seller with respect to the obligations of the Purchaser arising under, or in connection with, this Agreement and the Transition Services Agreement.
          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Defined Terms. As used in this Agreement, each of the following terms shall have the meaning given to it below:
          “2009 Projections” shall mean the financial projections, annual budget and capital budget for the 2009 fiscal year captioned “RRI Retail Detail Outlook 2006_2010 — Constrained Case” set forth in Item 43.1.1 in the data room.
          “Action(s)” shall have the meaning set forth in Section 4.7.
          “Advance Integration Agreement” shall have the meaning set forth in Section 6.1(z).
          “Affiliate” shall mean with respect to any Person, any direct or indirect Subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests; provided, however, that Merrill Lynch shall not be deemed an affiliate of any of the Subject Companies.
          “Affiliate Contracts” shall have the meaning set forth in Section 4.14.
          “Agreement” shall have the meaning set forth in the preamble hereto.
          “Allegedly Infringing Products and Services” shall mean the products and services of the Seller or any of its Affiliates that IP CO., LLC or any of its Affiliates alleges infringe any of the patents asserted in the Intus Litigation.
          “Allocation Notice of Objection” shall have the meaning set forth in Section 2.3(a).
          “Annual Incentive Plans” shall have the meaning set forth in Section 7.6(n).
          “Applicable Guarantee” means any guarantee, bond, surety or other credit support or assurance provided by the Seller or its Affiliates (other than any Subject Company) in support of obligations of REST or RETR.
          “Assumed Benefit Plans” shall have the meaning set forth in Section 4.9(a).
          “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by Law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.
          “Business Employees” shall mean each individual employed at the Subject Companies as of the Closing Date whose job function primarily relates to the Subject Companies.
          “Change of Control” shall have the meaning set forth in Section 7.18(f)(i).
          “Closing” shall have the meaning set forth in Section 3.1.
          “Closing Date” shall have the meaning set forth in Section 3.1.
          “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
          “Commitment Letter” shall have the meaning set forth in Section 5.9.
          “Company” shall have the meaning set forth in the recitals hereto.
          “Company Interests” shall have the meaning set forth in the recitals hereto.

          “Comverge” shall mean Comverge, Inc.
          “Comverge Agreement” shall mean the Master Agreement, dated November 16, 2007, between Comverge and RERS.
          “Confidentiality Agreement” shall have the meaning set forth in Section 7.2.
          “Continuing Employees” shall have the meaning set forth in Section 7.6(a).
          “Contract” shall mean any written or oral contract, agreement, license, sublicense, lease, sublease, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, instruments, guaranty, commitment, undertaking or other similar arrangement, whether express or implied, including all amendments, modifications and supplements thereto.
          “Contribution Margin” shall be calculated in accordance with Exhibit P consistent with past practice in the ordinary course of the Subject Companies’ business.
          “Covenant Survival Period” shall have the meaning set forth in Section 10.1(b).
          “Deductible Amount” shall mean $5,800,000.
          “[*****]” shall have the meaning set forth in Schedule 10.8.
          “[*****]” shall have the meaning set forth in Schedule 10.8.
          “Dollar” shall mean dollars in the currency of the United States of America.
          “[*****]” shall mean any Action before or by any court, governmental department, commission, agency, instrumentality or other Governmental Authority or any arbitrator or other third party for resolution in any way relating to, arising out of, or resulting from [*****], whether such Action arises under any Law (including any tort claim, indemnity claim, breach of contract claim or other commitment or undertaking, or other common law theory), order, rule, regulation, Action, injunction, consent decree or any judgment of any kind or any award of any kind, whether at law or in equity, known or unknown, and whether such Action is initiated by [*****].
          “Encumbrances” shall mean liens, charges, licenses, claims, purchase rights, security interests, pledges, mortgages or other encumbrances of any nature whatsoever.

***
The confidential content of this Exhibit 10.1 has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          “Environmental Claim” shall mean any claim, suit, action, proceeding, order, cause of action, investigation or written notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Seller, or (b) circumstances forming the basis of any violation of or liability under any Environmental Law.
          “Environmental Laws” shall mean all federal, state, local and foreign laws and regulations, all common law, all judicial or administrative orders and all other provisions having the force or effect of law, in each case relating to pollution or protection of human health or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.
          “ERCOT” shall mean the Electric Reliability Council of Texas, Inc. or its successor.
          “ERISA” shall have the meaning set forth in Section 4.9(a).
          “ERISA Affiliate” shall have the meaning set forth in Section 4.9(a).
          “[*****]” shall mean [*****].
          “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Excluded Liability” shall mean (i) all liabilities with respect to the specific matters described in item 3 of Section 4.3(d) of the Seller Disclosure Letter, (ii) all liabilities and obligations under the contracts set forth in Section 7.19(ii) of the Seller Disclosure Letter or Section 7.19(iii) of the Seller Disclosure Letter, in each case whether arising before or after the Closing, (iii) all liabilities of RESE arising prior to the Closing, (iv) all liabilities under any Plans other than Assumed Benefit Plans, whether arising before, on or after the Closing Date and (v) all One Shoreline Liabilities.
          “Expert” shall have the meaning set forth in Section 2.3(b).
          “FERC” shall mean the Federal Energy Regulatory Commission or its successor.
          “Final Allocation Schedule” shall have the meaning set forth in Section 2.3(a).
          “GAAP” shall mean United States generally accepted accounting principles.

***
The confidential content of this Exhibit 10.1 has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          “General Solicitation” shall have the meaning set forth in Section 7.17.
          “Governmental Authority” shall mean any court, federal, state, local, tribal or foreign governmental, regulatory or quasi-regulatory body (including a national securities exchange or other self-regulatory body) or authority, including ERCOT.
          “Guarantee” shall have the meaning set forth in the recitals hereto.
          “Guarantor” shall have the meaning set forth in the recitals hereto.
          “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Indemnified Party” shall have the meaning set forth in Section 10.5.
          “Indemnifying Party” shall have the meaning set forth in Section 10.5.
          “Information Technology Systems” shall mean all hardware, software, data and databases and networks, and documentation for any of the foregoing.
          “Insurance Policies” shall have the meaning set forth in Section 4.12.
          “Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) patents and patent applications; (ii) trademarks, trade names, service marks, trade dress and domain names, together with the goodwill associated with any of the foregoing; (iii) copyrights; (iv) trade secrets, know-how, and other confidential information; (v) rights of publicity and privacy; and (vi) all applications and registrations for any of the foregoing.
          “Intus Litigation” shall mean (i) the litigation filed in the United States District Court for the Eastern District of Texas, Marshall Division, with the caption IP CO., LLC d/b/a INTUS IQ vs. Reliant Energy, Inc., et al.; C.A. No. 2: 090cv037, and (ii) any future litigation filed by IP CO., LLC or any of its Affiliates against any Subject Company which alleges infringement of any of its or their patents by the Allegedly Infringing Products and Services (provided that any such future litigation shall be based upon the Allegedly Infringing Products and Services sold, offered for sale, marketed, distributed, manufactured, used or imported by the Seller or any of its Affiliates on or prior to the Closing Date).
          “IP License Agreement” shall have the meaning set forth in Section 3.2(e).
          “IRS” shall have the meaning set forth in Section 4.9(a).
          “IT Trust” shall mean the Reliant Energy IT Trust, a Delaware statutory trust.

          “Knowledge” shall mean, with respect to the Seller, the actual knowledge of the individuals listed in Exhibit B-1 and, with respect to the Purchaser, the actual knowledge of the individuals listed in Exhibit B-2.
          “Law” shall mean any federal, state, local, or foreign law, statute, code, ordinance, rule, regulation, or other requirement (including common law) enacted, promulgated, issued or entered by a Governmental Authority.
          “Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which any of the Subject Companies hold any leasehold or subleasehold estate, or other rights to use or occupy any land, building, structures, improvements, fixtures or other interests in real property held by the Subject Companies.
          “Losses” shall mean any and all claims, liabilities, losses, causes of action, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including reasonable attorneys’ fees, court costs, and other costs of suit.
          “Master Separation Agreement” means the Master Separation Agreement, dated as of December 31, 2000, as amended as of February 21, 2003, between CenterPoint Energy, Inc., a Texas corporation formerly known as Reliant Energy, Incorporated (“CenterPoint”), and the Seller.
          “Material IP Contracts” shall have the meaning set forth in Section 4.17(c).
          “Merrill Lynch” shall mean, collectively, Merrill Lynch Commodities, Inc., a Delaware corporation, Merrill Lynch & Co., Inc., a Delaware corporation, and their Affiliates.
          “Merrill Lynch Agreement” shall mean the Credit Sleeve and Reimbursement Agreement, dated as of September 24, 2006, and as amended and restated as of August 1, 2007, among RE Supply, the other Subject Companies and RESE as Reimbursement Guarantors, Merrill Lynch Commodities, Inc. as Sleeve Provider and Merrill Lynch & Co., Inc. as ML Guarantee Provider, as amended from time to time.
          “Merrill Lynch Litigation” shall mean the action filed on December 24, 2008 in the Supreme Court of the State of New York in New York County, and all related proceedings.
          “Merrill Lynch New Agreement” shall mean, collectively, (i) the Credit Sleeve and Reimbursement Agreement between Merrill Lynch and the Purchaser and/or its Affiliate(s) substantially in the form attached as an exhibit to the Commitment Letter, and (ii) the working capital facility for the benefit of the Purchaser and/or its Affiliates in an amount not to exceed $100,000,000 substantially in the form attached to the Commitment Letter.
          “ML Arrangement Documents” shall have the meaning set forth in Section 5.9(a).
          “Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 4.9(h).

          “One Shoreline Liabilities” shall mean all liabilities arising out of any failure to obtain the consent of One Shoreline Properties Ltd. under the Lease Agreement for One Shoreline Plaza, dated as of April 12, 2002, as amended, for any change of control of RERS arising from the consummation of the transfer of the Company Interests contemplated by this Agreement.
          “Parties” shall mean the parties to this Agreement, collectively.
          “Party” shall mean any party to this Agreement, individually, as the case may be.
          “Permitted Encumbrance” shall mean (a) Encumbrances for Taxes, impositions, assessments, fees, rents or other governmental charges levied, assessed or imposed (x) not yet due and payable or (y) being contested in good faith in the ordinary course of business as presently being conducted by the Subject Companies by appropriate proceedings; provided, however, that no such Encumbrance described in this clause (y) that is in existence on the date of this Agreement shall constitute a Permitted Encumbrance unless disclosed on the Seller Disclosure Letter; provided, further, however, that for the avoidance of doubt, the foregoing proviso shall not apply to any Encumbrance arising after the date of this Agreement, (b) statutory Encumbrances (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Encumbrances) arising in the ordinary course of business as presently being conducted by the Subject Companies, (c) restrictive covenants, easements, rights-of-way, including utility rights-of-way, servitudes and similar burdens and defects, imperfections or irregularities of title that do not, individually or in the aggregate, materially interfere with the use of the property burdened thereby, (d) purchase money Encumbrances arising in the ordinary course of business as presently being conducted by the Subject Companies, (e) Encumbrances set forth in Section 1.1(a) of the Seller Disclosure Letter, (f) Encumbrances under the Merrill Lynch Agreement and related documents to the extent the Seller has previously made available such documents to the Purchaser in the data room, (g) any Encumbrance, to the extent that the obligation secured thereby is reflected on any balance sheet included in the Retail Financial Statements attached hereto, (h) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, and (i) Encumbrances created by the Purchaser or any of its Affiliates, or their respective successors and assigns.
          “Person” shall mean any natural person, corporation, company, general or limited partnership, limited liability company, joint stock company, joint venture, trust, bank, trust company, land trusts, business trust or other organization, association or entity of any kind.
          “PJM” shall mean the PJM Interconnection, L.L.C. regional transmission organization or its successor.
          “Plans” shall have the meaning set forth in Section 4.9(a).
          “Post-Closing Covenants” shall have the meaning set forth in Section 10.1(b).
          “Pre-Closing Covenants” shall have the meaning set forth in Section 10.1(b).
          “Proceeding” shall have the meaning set forth in Section 11.7.

          “Proposed Allocation Schedule” shall have the meaning set forth in Section 2.3(a).
          “Provider of Last Resort” shall have the meaning set forth in the Texas Administrative Code, Title 16, Part II, Chapter 25.
          “PUCT” shall mean the Public Utility Commission of Texas, or any successor entity.
          “Purchase Price” shall have the meaning set forth in Section 2.2.
          “Purchaser” shall have the meaning set forth in the preamble hereto.
          “Purchaser Disclosure Letter” has the meaning set forth in the introduction to ARTICLE V.
          “Purchaser Indemnified Parties” shall mean the Purchaser and its Affiliates and its and their officers, directors, employees, agents and representatives.
          “Purchaser Material Adverse Effect” shall mean any effect, change, circumstance or event that would prevent, materially delay or materially impair (i) the Purchaser’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement or (ii) the Guarantor’s ability to perform its obligations under the Guarantee.
          “Purchaser Required Consents” shall have the meaning set forth in Section 5.2(b).
          “Purchaser Required Statutory Approvals” shall have the meaning set forth in Section 5.2(c).
          “Purchaser Savings Plan” shall have the meaning set forth in Section 7.6(h).
          “Purchaser Termination Fee” shall have the meaning set forth in Section 9.2(a).
          “Purchaser’s Flex Plan” shall have the meaning set forth in Section 7.6(c).
          “RE Supply” shall mean Reliant Energy Power Supply, LLC, a Delaware limited liability company.
          “RE Supply Transfer” shall have the meaning set forth in Section 7.19.
          “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
          “Reliant Names” shall have the meaning set forth in Section 7.11.
          “Representatives” shall have the meaning set forth in Section 7.1.

          “RERH” shall mean Reliant Energy Retail Holdings, LLC, a Delaware limited liability company.
          “RERR” shall mean RE Retail Receivables, LLC, a Delaware limited liability company.
          “RERS” shall mean Reliant Energy Retail Services LLC, a Delaware limited liability company.
          “RESE” shall mean Reliant Energy Solutions East, LLC, a Delaware limited liability company.
          “RESE Transfer” shall have the meaning set forth in Section 7.19.
          “REST” shall mean Reliant Energy Services Texas, LLC, a Delaware limited liability company.
          “REST and RETR Interests” shall have the meaning set forth in Section 2.1.
          “Restraints” shall have the meaning set forth in Section 8.1(a).
          “Restricted Business” shall have the meaning set forth in Section 7.18(a).
          “Retail Business” shall mean Seller’s retail electric business (mass and C&I) in ERCOT and the businesses incidental and related thereto in ERCOT, which is conducted through the Subject Companies.
          “Retail Business Intellectual Property” shall mean all of the Intellectual Property described in Section 4.17(e).
          “Retail Electric Provider” shall have the meaning set forth in the Texas Administrative Code, Title 16, Part II, Chapter 25.
          “Retail Financial Statements” shall have the meaning set forth in Section 4.5.
          “Retail Material Adverse Effect” shall mean any change, circumstance or event that has a material adverse effect on either (a) the Seller’s ability to consummate the transactions contemplated by this Agreement or (b) the business, results of operations, or financial condition of the Subject Companies, taken as a whole, excluding any such change, circumstance or event to the extent resulting from or related to (i) any event, change, effect, development, condition or occurrence in or affecting the economy or the financial, credit, banking, commodities or capital markets in the United States or elsewhere in the world or in any specific jurisdiction or geographical area; (ii) any changes in general economic (including changes in foreign exchange rates), political or regulatory conditions in the electricity retail industry or the electric transmission or distribution industry that do not affect the Subject Companies in a significantly disproportionate manner relative to other electricity retail companies operating in the ERCOT region; (iii) the announcement or the existence of, or the pendency or consummation of, or compliance with, this Agreement or the transactions contemplated hereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of any of the Subject Companies with its customers, employees, regulators, financing sources or suppliers to the extent caused by the pendency or announcement of the transactions contemplated by this Agreement except to the extent continuing such a relationship requires contractually or by Law the consent of a third party which is not obtained; (iv) any changes or developments in international, national, regional, state or local retail markets for electric power including those due to actions by competitors except to the extent it results in a significantly disproportionate effect on the Subject Companies relative to other electricity retail companies operating in the ERCOT region; (v) any changes or developments in national, regional, state or local retail electric power prices; (vi) any taking of any action at the request of the Purchaser; (vii) any changes in commodities prices or hedging markets therefor; (viii) any adoption, implementation, promulgation, repeal, modification or reinterpretation of any rule, regulation, statute, ordinance, order, protocol or any other Law of or by any Governmental Authority, independent system operator, regional transmission organization or market administrator except to the extent it results in a significantly disproportionate effect on the Subject Companies relative to other electricity retail companies operating in the ERCOT region; (ix) any changes in GAAP or accounting standards or interpretations thereof; (x) weather or any weather related event, (xi) any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack; and (xii) any changes in the Seller’s credit rating, or the failure of the Seller to meet projections or forecasts, whether internal or maintained by analysts (provided that the exception in this clause (xii) shall not by itself prevent or otherwise affect any event, change, effect, development or occurrence underlying such change or failure from being taken into account in determining whether a Retail Material Adverse Effect has occurred; and (xiii) any change or effect which is cured (including by the payment of money) before the earlier of the Closing or the termination of this Agreement pursuant to Section 9.1; provided that any such cure shall be acceptable to the Purchaser in its reasonable discretion.
          “Retail Properties” shall have the meaning set forth in Section 4.13.
          “Retail Subsidiary” shall mean RE Supply, RERR, RERH, and RERS. For the purposes of Sections 4.1, 4.2(a), 4.3(b), 4.3(d), 4.4, 4.6(a), 4.7, 4.12, 4.13, 4.14, 4.15, 4.16, 6.1, 7.1 and 7.16 of this Agreement, with respect to the Seller, “Retail Subsidiaries” shall also be deemed to include the Trademark Trust and the IT Trust.
          “Retained Policies” shall mean any and all policies of insurance as in effect on the Closing Date, whether or not covering the assets or operations of the Subject Companies, that are or have been maintained or managed through the Seller, including general liability (including products/completed operations), property, automobile liability, excess liability, director’s and officer’s, and workers’ compensation/employer’s liability insurance.
          “RETR” shall mean Reliant Energy Texas Retail, LLC, a Delaware limited liability company.

          “[*****]” shall have the meaning set forth in Section 8.2(i).
          “[*****]” shall have the meaning set forth in Section 8.2(i).
          “SEC” shall mean the Securities and Exchange Commission or its successor.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Seller” shall have the meaning set forth in the preamble hereto.
          “Seller Affiliate Plan” shall have the meaning set forth in Section 4.9(a).
          “Seller Affiliate Savings Plan” shall have the meaning set forth in Section 7.6(h).
          “Seller Disclosure Letter” shall have the meaning set forth in the introduction to ARTICLE IV.
          “Seller Indemnified Parties” shall mean the Seller and its Affiliates and its and their officers, directors, employees, agents and representatives.
          “Seller Required Consents” shall have the meaning set forth in Section 4.3(b).
          “Seller Required Statutory Approvals” shall have the meaning set forth in Section 4.3(c).

***
The confidential content of this Exhibit 10.1 has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          “Seller SEC Reports” shall mean all reports, schedules, registration statements and definitive proxy statements and all exhibits thereto filed with or furnished to the SEC by the Seller pursuant to the requirements of the Securities Act or the Exchange Act during the period beginning January 1, 2007 and ending two days prior to the date hereof (as such documents have been amended since the time of their filing or furnishing prior to two days prior to the date hereof).
          “Seller’s Flex Plan” shall have the meaning set forth in Section 7.6(c).
          “Seller’s Risk Management Policy” shall mean the Seller’s risk management policy applicable to the Subject Companies included as Items 45.1.1 and 45.1.2 in the data room.
          “Severance Plan” shall have the meaning set forth in Section 7.6(k).
          “Significant Restricted Business” shall have the meaning set forth in Section 7.18(f)(ii).
          “Source Code” shall have the meaning set forth in Section 3.2(q).
          “Straddle Period” shall have the meaning set forth in Section 7.7(b).
          “Subject Companies” shall mean the Company and the Retail Subsidiaries.
          “Subject Company Permits” shall have the meaning set forth in Section 4.4.
          “Subsidiary” shall mean, with respect to a particular Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interest, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body. For the purposes of Sections 7.12 and 7.18(c) of this Agreement, with respect to the Seller, “Subsidiaries” shall also be deemed to include the IT Trust.
          “Takeover Proposal” shall mean any bona fide proposal or offer from any Person or group of Persons relating to (i) any direct or indirect acquisition or purchase of a majority of the assets (by fair market value) of NRG Energy, Inc. and its Subsidiaries, taken as a whole, or the equity interest in NRG Energy, Inc. (by vote or value), including any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning a majority of the equity interest in NRG Energy, Inc. (by vote or value), or (ii) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving NRG Energy, Inc. (x) that results in any Person or group of Persons beneficially owning a majority of the equity securities of NRG Energy, Inc. (by vote or value) or (y) following which the voting securities of NRG Energy, Inc. outstanding immediately prior to such transaction do not represent (either by remaining outstanding or by being converted into equity securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of NRG Energy, Inc. or such surviving entity or any parent thereof outstanding immediately after such transaction.

Notwithstanding the foregoing, the offer dated November 12, 2008, by Exelon Xchange Corporation for all outstanding shares of common stock of NRG Energy, Inc. shall not be deemed a Takeover Proposal, unless it is amended, for purposes of this Agreement.
          “Tax” or “Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local, county, provincial or non-United States Tax Authority, including income, excise, sales and use, transfer, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, estimated profits, capital gains, goods and services, environmental, value added, alternative or add-on minimum, harmonized, stock transfer, real property transfer, stamp, registration, documentary, recording, disability, employment, payroll, severance, withholding tax, social security, welfare, ad valorem, license or other taxes of any kind whatsoever, including any interest, penalties or additions attributable thereto, whether disputed or not.
          “Tax Authority” shall mean any United States, non-United States, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
          “Tax Indemnitor” shall have the meaning set forth in Section 7.7(e)(i).
          “Tax Return” shall mean any return, report, declaration, claim for refund, information return or other document (including any related or supporting information, and any amendments thereof) supplied to any Tax Authority with respect to Taxes.
          “Tendril” shall mean Tendril Networks, Inc.
          “Tendril Agreement” shall mean the Energy Management System Agreement, dated May 12, 2008, between Tendril and RERS.
          “Termination Date” shall have the meaning set forth in Section 9.1(c).
          “Texas Retail Licenses” shall have the meaning set forth in Section 4.4.
          “Third Party Claim” shall have the meaning set forth in Section 10.5(b).
          “Trademark Assignment” shall have the meaning set forth in Section 3.2(c).
          “Trademark Trust” shall means the Reliant Energy Trademark Trust, a Delaware statutory trust.
          “Trademarks” shall mean the trademarks, service marks, trade names, logos, corporate names and domain names set forth or described on Section 1.1(b) of the Seller Disclosure Letter, and all variations, derivations and translations thereof, including any registrations and applications therefor, any renewals and extensions of the registrations, and all other corresponding rights that are or may be secured under the Laws of the United States or any foreign country, together with the goodwill associated with any of the foregoing, and the right to all income, royalties or payments due or payable with respect thereto and the right to sue and recover for, and the right to profits or damages, due or accrued, arising out of, or in connection with, any and all past, present or future infringements or dilution of or damage to any of the foregoing or the associated goodwill.
          “Transfer Taxes” shall have the meaning set forth in Section 7.7(a).
          “Transferred Account Balances” shall have the meaning set forth in Section 7.6(c).
          “Transition Services Agreement” shall have the meaning set forth in Section 3.2(f).
          “Unresolved Allocation Changes” shall have the meaning set forth in Section 2.3(b).
          “Violation” shall have the meaning set forth in Section 4.3(b).
          “WARN Act” shall have the meaning set forth in Section 4.10(f).
          “Welfare Benefits” shall have the meaning set forth in Section 7.6(i).
          Section 1.2 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any item or other matter referenced or disclosed in one section of the Seller Disclosure Letter or the Purchaser Disclosure Letter, as the case may be, shall be deemed to have been referenced or disclosed in all sections of such disclosure letter where such reference or disclosure is required to the extent it is reasonably ascertainable that such disclosure pertains to such other section. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. As used in this Agreement, “the date hereof” means February 28, 2009. Whenever the words “past practice” are used in this Agreement, they shall be deemed to mean the past practices of the Seller and/or the Subject Companies, as the context may require, as such practices may have been changed, modified, supplemented or eliminated based on the restructuring of the hedging and supply approach for the retail business and the wind down of the commercial and industrial retail business conducted by the Subject Companies; provided that such practice is consistent with the Seller’s Risk Management Policy, the Seller’s other internal compliance procedures, and prudent industry practice. For purposes of the preceding sentence, the phrase “prudent industry practice” is not intended to be limited to the optimum practice or method to the exclusion of others, but rather are intended to include practices, methods or acts generally accepted in the retail electric industry in ERCOT during the relevant period in light of the circumstances. All reference to the “data room” shall mean the data room maintained by the Seller in connection with the transactions contemplated herein, as it existed two (2) days prior to the date hereof. The Seller, at its own cost and expense, shall maintain and provide electronic access for the Purchaser

(including download capability) to a copy of the data room as it existed two days prior to the date hereof for one year after the Closing Date.
ARTICLE II
PURCHASE AND SALE OF SUBJECT MEMBERSHIP INTERESTS
          Section 2.1 Sale and Transfer of Company Interests. Subject to the terms and conditions of this Agreement, at the Closing, the Seller agrees to sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase and accept from the Seller, the Company Interests and all outstanding membership interests in REST and RETR (the “REST and RETR Interests”). Subject to the terms and conditions of this Agreement, in exchange for the Company Interests and the REST and RETR Interest, the Purchaser agrees to deliver to the Seller, and the Seller agrees to accept, the Purchase Price, in cash, without deduction or setoff of any kind, which delivery will be made by wire transfer in immediately available funds at the Closing to the bank account or accounts designated by the Seller no later than three Business Days prior to the Closing.
          Section 2.2 The Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to the Purchaser of the Company Interests, the Purchaser shall pay to the Seller an amount in cash equal to $287,500,000 (the “Purchase Price”).
          Section 2.3 Allocation of the Purchase Price.
               (a) The Purchase Price, plus any liabilities deemed assumed for United States federal income tax purposes, shall be allocated among the assets of the Company, the Retail Subsidiaries, REST and RETR in accordance with a schedule to be prepared by the Purchaser using the allocation method provided by Section 1060 of the Code and the regulations thereunder and consistent with any fair market value appraisals obtained by the Purchaser in connection with the transactions contemplated herein, and the Parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code. In that regard, the Purchaser shall provide the Seller with the Purchaser’s proposed allocation as soon as practicable after, and in no event later than 90 days after, the Closing (the “Proposed Allocation Schedule”). The Seller will have sixty (60) days following delivery of the Proposed Allocation Schedule during which to notify the Purchaser in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Schedule, setting forth in reasonable detail the basis of its objections. If the Seller fails to deliver an Allocation Notice of Objection in accordance with this Section 2.3(a), the Proposed Allocation Schedule shall be conclusive and binding on all Parties and shall become the “Final Allocation Schedule”. If the Seller submits an Allocation Notice of Objection, then (i) for sixty (60) days after the date the Purchaser receives the Allocation Notice of Objection, the Seller and the Purchaser will use their commercially reasonable efforts to agree on the allocations and (ii) failing such agreement within sixty (60) days of such notice, the matter will be resolved in accordance with Section 2.3(b).
               (b) Any amounts remaining in dispute at the conclusion of such 60 day period that were properly included in the Allocation Notice of Objection (the “Unresolved Allocation Changes”) shall be submitted to KPMG LLP or such other international accounting or financial services firm as the Parties shall otherwise agree (the “Expert”). The Expert shall be instructed to determine its best estimate of the allocation schedule based on its determination of the Unresolved Allocation Changes and provide a written description of the basis for its determination of the allocations therein within 45 days after the matter has been submitted to the Expert, which written determination shall be final, binding and conclusive on the Parties and shall be included in the Final Allocation Schedule. Each of the Parties shall furnish, at its own expense, the Expert and the other Party with such documents and other written information as the Expert may request. The fees and expenses of the Expert shall be borne 50 percent by the Seller and 50 percent by the Purchaser. Each Party will bear the costs of its own counsel, witnesses (if any) and employees.
               (c) The Parties agree (i) to be bound by the Final Allocation Schedule for purposes of determining any Taxes, (ii) to prepare and file their Tax Returns on a basis consistent with the Final Allocation Schedule, and (iii) not to take any position inconsistent with the Final Allocation Schedule on any applicable Tax Return or in any proceeding before any Tax Authority. The Parties will revise the Final Allocation Schedule to the extent necessary to reflect any payment made pursuant to Section 7.7 or Section 10.2. In the case of any such payment, the Purchaser shall prepare and deliver to the Seller a revised Final Allocation Schedule, and the Parties hereto shall follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision.
ARTICLE III
THE CLOSING
          Section 3.1 Closing. The consummation of the sale and transfer of the Company Interests by the Seller to the Purchaser (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1000 Louisiana, 68th Floor, Houston, Texas 77002 on the last day of the calendar month during which the last of the conditions set forth in ARTICLE VIII hereof (except for those conditions which by their nature can only be fulfilled at the Closing, but subject to the satisfaction or waiver of those conditions) is fulfilled (or waived by the Party entitled to waive such condition), or at such other time, date and place as the Seller and the Purchaser shall mutually agree (the “Closing Date”), and shall be deemed effective as of 11:59 P.M. Central prevailing time on such date.
          Section 3.2 Deliveries by the Seller. At the Closing, the Seller shall deliver to the Purchaser:
               (a) An assignment agreement transferring all of the Company Interests and the REST and RETR Interests, substantially in the form attached hereto as Exhibit A, duly and validly executed by the Seller and otherwise sufficient to vest in the Purchaser good title to the Company Interests and the REST and RETR Interests;
               (b) To the extent they are not Continuing Employees, the resignations of the managers and officers of the Company, the Retail Subsidiaries, REST and RETR, other than the Independent Manager(s) (as defined in the respective Limited Liability Company Agreement of the Company and each Retail Subsidiary, each dated as of December 1, 2006);

               (c) An assignment agreement transferring all of the Trademarks to RERH, substantially in the form attached hereto as Exhibit C, duly and validly executed by the Seller, the Trademark Trust and other Affiliates of the Seller (other than any Subject Company) (the “Trademark Assignment”);
               (d) An assignment agreement transferring to RERH all Intellectual Property (other than the Trademarks) owned by the Seller, the IT Trust or any other Affiliates of Seller (other than any Subject Companies) and used exclusively or primarily in the Retail Business as being conducted as of the date hereof, substantially in the form attached hereto as Exhibit D, duly and validly executed by the Seller, the IT Trust and such Affiliates;
               (e) An intellectual property license agreement between the Seller, the IT Trust, and other Affiliates of the Seller (other than the Subject Companies), and RERH, substantially in the form attached hereto as Exhibit E, duly and validly executed by the Seller and the IT Trust (the “IP License Agreement”);
               (f) A transition services agreement substantially in the form attached hereto as Exhibit F (the “Transition Services Agreement”), duly and validly executed by the Seller and the IT Trust, provided, however, that for the avoidance of doubt in the event that MLCI determines in good faith prior to the Closing that an amendment to the services provided by the Seller or any of its Affiliates to RERH or its Affiliates under the Transition Services Agreement is required in order to add additional Information Technology Systems-related services which are provided by the Seller, the IT Trust or any other Affiliates of the Seller to RERH or its Affiliates as of the date hereof or immediately prior to the Closing, (i) the Seller, the IT Trust and RERH shall amend the Transition Services Agreement to include such services, and (ii) such services shall be priced using the same methodologies used for comparable services set forth in the Transition Services Agreement;
               (g) A certificate under Section 1445(b)(2) of the Code providing that the Seller is not a foreign person;
               (h) A certificate dated as of the Closing Date and duly executed by an officer of the Seller regarding the satisfaction of the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(d), and Section 8.2(g), substantially in the form attached hereto as Exhibit G;
               (i) Assignment and assumption agreements assigning to RERH all rights and obligations of the Seller, the IT Trust or another Subsidiary of the Seller (other than any Subject Company), as applicable, under the contracts and other agreements set forth in Section 3.2(i) of the Seller Disclosure Letter, substantially in the form attached hereto as Exhibit H, duly and validly executed by the Seller, the IT Trust or such Subsidiary, as applicable and counterparties, as applicable;
               (j) A release of the liens described in Section 4.2 of the Seller Disclosure Schedule and any other liens for borrowed money on the Company Interests, the REST and RETR Interests, the assets of the Subject Companies, REST and RETR or the assets transferred to the Company pursuant to Section 3.2(c), Section 3.2(d), Section 3.2(i) or Section 7.20;
               (k) A duly executed Sublease Agreement, between Reliant Energy Corporate Services, LLC and RERR, substantially in the form attached hereto as Exhibit I;
               (l) Assignment and Assumption agreements substantially in the form attached hereto as Exhibit J, transferring the Excluded Liabilities to the Seller or its Affiliate(s) other than the Company, the Retail Subsidiaries, REST or RETR;
               (m) Copies of Intellectual Property other than Source Code required to be transferred to any of the Subject Companies under this Agreement (to the extent not in the possession of the Subject Companies prior to the Closing and not contained on hardware being transferred to RERH at Closing in accordance with Section 7.15(a)(vi)), as well as any records of applications and registrations of such Intellectual Property, and any other documentation related thereto;
               (n) An assignment agreement transferring to RERH all telephone numbers used by the Seller or any Affiliates of the Seller (other than any Subject Companies) that are (i) used by customers of the Retail Business for service-related or information-related issues or (ii) used by employees of any Subject Company and that are accessed by means of the phone switch being transferred to any Subject Company pursuant to the transactions contemplated by this Agreement, substantially in the form attached hereto as Exhibit D, duly and validly executed by the Seller and such Affiliates;
               (o) An assignment agreement transferring to RERH all internet protocol address blocks registered in the name of the Seller or any Affiliates of the Seller (other than any Subject Companies) that are set forth on Section 3.2(o) of the Seller Disclosure Letter, substantially in the form attached hereto as Exhibit D, duly and validly executed by the Seller and such Affiliates;
               (p) Copies of, or upon request access to, source code (to the extent not in the possession of the Subject Companies prior to the Closing and not contained on hardware being transferred to RERH at Closing in accordance with Section 7.15(a)(vi)) for software included in the Retail Business Intellectual Property that is (i) owned by Seller or any of its Affiliates, or (ii) licensed from a third party under an agreement that (a) provides the licensee with source code access and (b) is being assigned to any of the Subject Companies at the Closing (collectively, the “Source Code”);
               (q) A bill of sale and assignment transferring to RERH the assets referred to in Section 7.15(a)(vi) of the Seller Disclosure Schedule, substantially in the form attached hereto as Exhibit Q, duly and validly executed by the Seller, the IT Trust and other Affiliates of the Seller, as applicable; and
               (r) Such other documents, instruments and writings as may be reasonably required to be delivered by the Seller to the Purchaser at Closing to effect the transactions contemplated by this Agreement.

          Section 3.3 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:
               (a) The Purchase Price, in cash, which will be made by wire transfer in immediately available funds to the bank account or accounts designated by the Seller prior to the Closing;
               (b) The Transition Services Agreement, duly and validly executed by RERH;
               (c) A certificate dated as of the Closing Date and duly executed by an officer of the Purchaser regarding the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b), substantially in the form attached hereto as Exhibit M;
               (d) The IP License Agreement, duly executed by RERH; and
               (e) Any other documents, instruments and writings required to be delivered by the Purchaser to the Seller at Closing pursuant to this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER
          The Seller represents and warrants to the Purchaser that, except as set forth in the disclosure letter delivered by the Seller on the date hereof (the “Seller Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably ascertainable):
          Section 4.1 Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Subject Companies (other than the IT Trust and the Trademark Trust) is a limited liability company, and each of the IT Trust and, subject to Section 7.11, the Trademark Trust is a Delaware trust, in each case, duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power and authority to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Retail Material Adverse Effect. The Seller has delivered or made available to the Purchaser accurate and complete copies of the limited liability company agreements (or similar organizational documents) of the Subject Companies.
          Section 4.2 Capitalization; Subsidiaries. The Seller has good and valid title to, holds of record and owns beneficially all of the Company Interests free and clear of any Encumbrances, other than (i) restrictions on transfer that may be imposed by federal or state securities Laws, (ii) encumbrances that arise out of any actions taken by or on behalf of the

Purchaser or its Affiliates, or (iii) Permitted Encumbrances. All of the Company Interests have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to any voting trusts or similar pledge agreements. The Company Interests and the one unit of Class B membership units held by Merrill Lynch Commodities, Inc. constitute all of the issued and outstanding membership interests of the Company and no membership interests of the Company are held in treasury. Section 4.2 of the Seller Disclosure Letter sets forth the equity interests held in the Company.
               (a) One or more Subject Companies has good and valid title to, holds of record and owns beneficially all of the outstanding membership interests in each Retail Subsidiary (other than the IT Trust and the Trademark Trust) free and clear of any Encumbrances, other than (i) restrictions on transfer that may be imposed by federal or state securities Laws, (ii) encumbrances that arise out of any actions taken by or on behalf of the Purchaser or its Affiliates, or (iii) Permitted Encumbrances. All of the membership interests of each Retail Subsidiary are validly issued, fully paid and nonassessable. No membership interests of any Retail Subsidiary are held in treasury. Section 4.2(a) of the Seller Disclosure Letter sets forth the equity interests held in each Retail Subsidiary, REST and RETR. The Seller and a Subject Company each owns 50% of the beneficial trust interest in each of the IT Trust and, subject to Section 7.11, the Trademark Trust, free and clear of any Encumbrances, other than (i) restrictions on transfer that may be imposed by federal or state securities Laws, (ii) encumbrances that arise out of any actions taken by or on behalf of the Purchaser or its Affiliates, (iii) with respect to the Seller’s 50% beneficial trust interest, the Encumbrances referred to in Section 4.2 of the Seller Disclosure Schedule or (iv) Permitted Encumbrances.
               (b) There are no options, warrants, calls, rights, purchase options, rights of first refusal, rights of first offer, commitments or agreements of any character to which the Seller or any of the Subject Companies, REST, or RETR is a party or by which it is bound obligating the Seller or any Subject Company to issue, deliver or sell, or cause to be issued, delivered or sold, any new or existing membership, partnership or equity interests of any Subject Company or obligating the Seller or any Subject Company to grant, extend or enter into any such option, warrant, call, right, commitment, purchase option, right of first refusal, right of first offer, or agreement.
               (c) Except for the Retail Subsidiaries, the IT Trust and the Trademark Trust, there are no other corporations, partnerships, joint ventures, associations or other entities in which any Subject Company, REST, or RETR owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same.
          Section 4.3 Authority; Non-Contravention; Statutory Approvals; Compliance.
               (a) Authority. The Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller. No vote of, or consent by, the holders of any class or series of stock issued by the Seller is necessary to authorize the execution and delivery by the Seller of this Agreement or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof by the Purchaser, constitutes the valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
               (b) Non-Contravention. The execution and delivery of this Agreement by the Seller does not, and the consummation of the transactions contemplated hereby will not, violate or result in a breach of any provision of, constitute a default (with or without notice or lapse of time or both) under, result in the termination or modification of, result in a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of any Subject Company, REST, or RETR (any such violation, breach, default, right of termination, modification, cancellation or acceleration or creation, is referred to herein as a “Violation” with respect to the Seller and the Subject Companies and such term when used in ARTICLE V has a correlative meaning with respect to the Purchaser and its Subsidiaries) pursuant to any provisions of (i) the articles of incorporation, by-laws, limited liability company agreement, trust agreement or similar governing documents of the Seller, any Subject Company, REST, or RETR, (ii) subject to obtaining the Seller Required Statutory Approvals, any Law, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Seller, any Subject Company or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents set forth in Section 4.3(b)(iii) of the Seller Disclosure Letter (the “Seller Required Consents”), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Seller or any Subject Company is a party or by which they or any of their respective properties or assets may be bound, except in the case of clause (ii) or (iii) for any such Violation which, individually or in the aggregate, would not reasonably be expected to have a Retail Material Adverse Effect.
               (c) Statutory Approvals. Except for (i) the filings by the Seller, the Subject Companies and/or the Purchaser, as applicable, required under the HSR Act, (ii) the applicable requirements of the Exchange Act, and (iii) any filings with or approvals from the Governmental Authorities set forth in Section 4.3(c) of the Seller Disclosure Letter, if any, and (iv) acceptance by FERC, without material condition, of the cancellation of the market-based rate tariff of RE Supply (the filings and approvals referred to in clauses (i) through (iv) collectively referred to as the “Seller Required Statutory Approvals”), and the Purchaser Required Statutory Approvals, no material declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby (it being understood that references in this Agreement to “obtaining” such Seller Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notices, obtaining such authorizations, consents or approvals; and having such waiting periods expire as are appropriate to comply with Law). The only FERC-jurisdictional assets of RE Supply are (x) the PJM confirmations for the physical sale of electricity by RE Supply outside of ERCOT under the agreements referred to in Section 7.19(ii) of the Seller Disclosure Letter, its membership and settlement account with PJM (to the extent applicable) and items 7 and 8 of “Trading Related Agreements” in Section 4.14 of the Seller

Disclosure Letter and (y) the RE Supply market-based rate tariff as accepted for filing by FERC. None of the agreements that will be assigned and assumed as of the Closing pursuant to Section 7.19(ii) or set forth as items 7 and 8 “Trading Related Agreements” in Section 4.14 of the Seller Disclosure Letter relate to the Retail Business, and none of the transactions for the sale, purchase or hedging of energy, fuel, renewable energy credits, or other energy-related products that will be retained by the Seller and its Affiliates (other than the Subject Companies) as of the Closing relate to the ERCOT region.
               (d) Compliance. None of the Subject Companies is, or has been for the past twenty-four (24) months, in violation of, or to the Knowledge of the Seller is, or has been for the past twenty-four (24) months, under investigation with respect to any violation of, or has been given notice of or been charged with any violation of, any Law, except for any violation that would not reasonably be expected to result in a penalty or loss that is material to the Subject Companies, taken as a whole. None of the Subject Companies is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by the Company or any Retail Subsidiary under their respective articles of incorporation, by-laws, limited liability company agreements or similar governing documents. Section 4.3(d) of the Seller Disclosure Letter contains a list of all pending and, to the Seller’s Knowledge, threatened material investigations of any of the Subject Companies with respect to violation of Law. This Section 4.3(d) does not relate to matters with respect to (i) litigation matters (which are the subject of Section 4.7), (ii) Laws relating to Taxes and other Tax matters (which are the subject of Section 4.8), (iii) Plans, ERISA and other employee benefit matters (which are the subject of Section 4.9), (iv) labor and employment matters (which are the subject of Section 4.9(g)), or (v) Environmental Laws and other environmental matters (which are the subject of Section 4.18).
          Section 4.4 Permits. The Subject Companies have all material permits, licenses, franchises, variances, exemptions, orders and other governmental and operational authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the “Subject Company Permits”). The Subject Companies are not in violation of the terms of any Subject Company Permit, except for violations which, individually or in the aggregate, would not reasonably be expected to result in Subject Company liability that is material to the Subject Companies, taken as a whole. Each of the Subject Companies, as appropriate or necessary, is (i) registered as a power marketer with the PUCT, (ii) certified as a Retail Electric Provider by the PUCT, or (iii) designated as a Provider of Last Resort (all such registrations, certifications, and designations of the Subject Companies collectively, the “Texas Retail Licenses”). Section 4.4 of the Seller Disclosure Letter contains a list of all Texas Retail Licenses held by each Subject Company. Seller or the relevant Subject Company has made all material filings and notifications with the PUCT with respect to the Texas Retail Licenses. The Texas Retail Licenses are in good standing and in full force and effect, and each Subject Company is in compliance in all material respects with all requirements of the PUCT for it to sell or market electric energy in the ERCOT region.
          Section 4.5 Seller SEC Reports; Financial Statements. The filings required to be made by the Seller under the Securities Act and the Exchange Act since January 1, 2007 have been filed with the SEC and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder.

As of their respective dates, solely with respect to the Retail Business, the Seller SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The most recent audited consolidated financial statements and any subsequent unaudited interim financial statements of the Company and its Subsidiaries (collectively, the “Retail Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be stated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries as of the time and for the period referred to therein, subject, in the case of unaudited financial statements, to normal, recurring audit adjustments. The audited Retail Financial Statements are included in the Seller SEC Report or Form 10-K for the year ended December 31, 2007. The September 30, 2008 unaudited Retail Financial Statements are attached hereto.
          Section 4.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.
               (a) Since September 30, 2008 through the date hereof, except as disclosed in the Seller SEC Reports (to the extent a matter is disclosed in such Seller SEC Reports in a way as to make its relevance reasonably ascertainable), there has not been any development or combination of developments affecting the Subject Companies that would have, individually or in the aggregate, a Retail Material Adverse Effect.
               (b) Except as disclosed in the Seller SEC Reports (to the extent a matter is disclosed in such Seller SEC Reports in a way as to make its relevance reasonably ascertainable), none of the Subject Companies had, at September 30, 2008, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except those which (i) are accrued or reserved against in the financial statements or reflected in the notes thereto, (ii) were incurred in the ordinary course of business, (iii) have been discharged or paid in full prior to the date hereof, or (iv) are of a nature not required to be reflected in the consolidated financial statements of the Subject Companies prepared in accordance with GAAP consistently applied.
          Section 4.7 Litigation. There are no claims, suits, actions, charges, complaints, disputes, grievances or proceedings, whether civil or criminal (each an “Action”), before or by any court, governmental department, commission, agency, instrumentality or other Governmental Authority or any arbitrator or other third-party for resolution that are pending or, to the Knowledge of the Seller, threatened in writing against, relating to or affecting the Subject Companies (other than Actions of general applicability to entities engaged in the retail electric business in ERCOT), except for any such Action which is not reasonably likely to result in a Subject Company liability that is greater than $500,000 or that imposes other continuing obligations on any Subject Company. There are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator or mediator applicable to the Subject Companies (other than judgments, decrees, injunctions, rules or orders of general applicability to entities engaged in the retail electric business in ERCOT) which are reasonably likely to result in a Subject Company liability that is greater than $500,000 or, with respect to any judgment, injunction, order or decree of any court, arbitrator or mediator, that imposes other continuing obligations on any Subject Company. As of the date hereof, the Seller and Merrill Lynch have entered into an agreement, a true and correct copy of which has been furnished to the Purchaser, related to the Merrill Lynch Litigation.
          Section 4.8 Tax Matters.
               (a) Each of the Subject Companies has filed all material Tax Returns required to be filed by it for taxable periods ending on or prior to the Closing Date, and all material Taxes shown as due on such Tax Returns have been paid. Such Tax Returns are true, correct and complete in all material respects. None of the Subject Companies currently is the beneficiary of any extension of time within which to file any material Tax Return.
               (b) There is no audit, suit, proceeding, investigation, claim, or other examination of any material Tax Return of a Subject Company presently in progress by any Tax Authority. No Subject Company has been notified of any request for such an audit, suit, proceeding, investigation, claim or other examination.
               (c) There are no liens for material Taxes upon the assets of any of the Subject Companies other than liens relating to Taxes not yet due and payable or being contested in good faith.
               (d) Neither the Seller nor any of the Subject Companies has granted any consent to extend any statute of limitation (or waived any statute of limitation) with respect to, or any extension of a period of the assessment of, any material Taxes with respect to such Subject Company, in any case, that is still outstanding.
               (e) Each of the Subject Companies, REST and RETR is treated as a partnership or an entity that is disregarded as separate from its owner for United States federal income tax purposes. None of the Subject Companies, REST or RETR have ever been treated as a corporation since its date of formation, and none of the Subject Companies, REST or RETR is a successor to any corporation that was part of the Seller’s consolidated tax filings, in each case for United States federal income tax purposes. Section 4.8(e) of the Seller Disclosure Letter contains a true and accurate list of all “check-the-box” elections made under Code Section 7701 with respect to the Subject Companies, REST and RETR.
               (f) None of the Subject Companies, REST or RETR is a party to or bound by any Tax allocation or Tax sharing agreement, has a current or potential contractual obligation to indemnify any other Person with respect to Taxes other than any such agreements entered into in the ordinary course of business;
               (g) No written claim is currently pending by a Taxing Authority in a jurisdiction where any of the Subject Companies, REST or RETR do not file Tax Returns that any of the Subject Company, REST or RETR is or may be subject to taxation by such jurisdiction.

               (h) Each of the Subject Companies, REST or RETR has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
               (i) None of the Subject Companies, REST or RETR will be required to include any material income in, or exclude any material item of deduction from, the computation of the Tax base for purposes of any Taxes imposed under Texas Tax Code Section 171, for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) agreement entered into with the Texas tax authorities similar to a “closing agreement” as described in Code Section 7121 executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amounts received on or prior to the Closing Date.
          Section 4.9 Employee Benefits; ERISA.
               (a) Section 4.9(a) of the Seller Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all Seller Affiliate Plans (as defined below). No Business Employee is entitled to, or may become eligible to receive, any benefit from a Plan (as defined below) other than a Seller Affiliate Plan. Seller has made available to the Purchaser copies (including amendments) in the Seller data room of (i) each of the Seller Affiliate Plans, including any plan documents, trust agreements, annuity contracts, insurance contracts or other funding documents related to a Seller Affiliate Plan, (ii) the latest determination letter obtained from the Internal Revenue Services (“IRS”) with respect to any Seller Affiliate Plan intended to be qualified or exempt under Section 401 or 501 of the Code, (iii) the most recent annual report (Form 5500, with all applicable attachments), (iv) the most recent actuarial report, and (v) census data for the Business Employees for each Seller Affiliate Plan. As used in this Agreement, “Seller Affiliate Plan” shall mean any Plan (as defined below) sponsored by the Seller or any other trade or business (an “ERISA Affiliate”) that, together with the Seller would be treated as a single employer under Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in any case that are currently in effect for the benefit of any Business Employee or any other Plan to which the Subject Companies have any liability. In addition, Section 4.9(a) of the Seller Disclosure Letter identifies each Seller Affiliate Plan that is sponsored or maintained solely for the benefit of the Business Employees or in respect of which Purchaser or the Subject Companies shall maintain or assume any liability on or after the Closing Date (collectively, the “Assumed Benefit Plans”). “Plans” shall mean all material “employee benefit plans” as defined by Section 3(3) of ERISA, all material specified fringe benefit plans as defined in Section 6039D of the Code, and all other material bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit, or welfare plan, and any other material employee compensation or benefit plan, agreement or policy.
               (b) Neither the Seller nor its ERISA Affiliates contribute to, have an obligation to contribute to, or have ever contributed to, or ever had an obligation to contribute to, any multiemployer plan (within the meaning of Section 3(37) of ERISA). No Assumed Benefit

Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA.
               (c) All Seller Affiliate Plans and related trust agreements are and have been maintained in compliance both as to form and operation with all Laws, including the Code and ERISA, except where such non-compliance would not reasonably be expected to result in a Subject Company liability that is material to the Subject Companies, taken as a whole. A favorable determination letter as to qualification under Section 401 of the Code has been issued with respect to any Seller Affiliate Plan intended to be qualified under Section 401 of the Code, and the related trust has been determined to be exempt from taxation under Section 501 of the Code. To the Seller’s Knowledge, no events or circumstances have occurred that would adversely affect the qualified status of any such plans or trusts.
               (d) No assets of the Subject Companies are or reasonably could be expected to be subject to a lien arising under the Code or ERISA associated with any Plan and the Subject Companies do not have any liability and do not reasonably expect to have any potential liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA.
               (e) With respect to each Assumed Benefit Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Assumed Benefit Plan, (iii) no action, investigation, suit, proceeding, hearing or claim with respect to the assets thereof (other than routine claims for benefits) is pending or threatened, and neither the Subject Companies nor the Seller have any knowledge of any facts that would give rise to or could reasonably be expected to give rise to any such action, suit or claim, and (iv) all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. No Assumed Benefit Plan has any material unfunded liability not accurately reflected on the Retail Financial Statements in accordance with GAAP.
               (f) No Continuing Employee has received or is entitled to receive employer-subsidized health care or any other non-pension benefits with respect to employment by any Subject Company for more than 31 days after his or her employment is terminated (other than as required by COBRA) and has never been promised such employer-subsidized post-termination benefits with respect to employment at any Subject Company.
               (g) None of the Assumed Benefit Plans provides any separation, severance, termination or similar benefit or accelerates any vesting schedule or alters any benefit structure solely as a result of a change in control of ownership within the meaning of any Assumed Benefit Plans or Section 280G of the Code.
               (h) Except as would not individually or in the aggregate reasonably be expected to result in a material liability to the Purchaser or the Subject Companies, taken as a whole, no agreement, program, contract, or other similar arrangement entered into by any of the Subject Companies that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) and any regulations promulgated thereunder provides for any payment or benefit that is subject to the income acceleration, interest, or additional tax provisions of Code Section 409A.
          Section 4.10 Labor and Employment.
               (a) With respect to each Business Employee, none of the Subject Companies is a party to, nor is bound by, the terms of any collective bargaining agreement or any other contract or bargaining relationship with any labor organization or representative of employees. To the Seller’s Knowledge, there are no union organization or decertification activities underway or threatened involving employees of any Subject Company and no such activities have occurred within the past three (3) years. To the Seller’s Knowledge, there are presently, and for the past two (2) years there have been, no strikes, lockouts, organized work slowdowns, material unfair labor practice charges, or other material labor disputes at any of the Subject Companies.
               (b) The Subject Companies are, and for the past twenty-four (24) months have remained, in compliance with all Laws relating to labor relations and employment with respect to the Business Employees, except where such non-compliance would not reasonably be expected to result in a Subject Company liability that is material to the Subject Companies, taken as a whole.
               (c) To the Seller’s Knowledge, no Business Employee is in material violation of any term or provision of any employment contract, confidentiality or other proprietary information disclosure agreement or other contract relating to the right of any such Person to be employed or engaged by any Subject Company.
               (d) To the Seller’s Knowledge, none of the employment policies or practices applicable to the Business Employees are currently being audited or investigated by any Governmental Authority which would reasonably be expected to result in a Subject Company liability that is material to the Subject Companies, taken as a whole. To the Seller’s Knowledge there are no current charges, claims, or demands filed with any Governmental Authority from any current or former Business Employees regarding their employment or former employment at any of the Subject Companies which would reasonably be expected to result in a Subject Company liability that is material to the Subject Companies, taken as a whole.
               (e) Neither the execution and delivery of this Agreement or the documents contemplated hereby by the Seller, the performance by the Seller of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby will (i) materially increase or enhance any benefits payable to a Business Employee under any Assumed Benefit Plan or (ii) materially accelerate the time of payment or vesting, or increase the amount, of any compensation due to any Business Employee under a Assumed Benefit Plan.

               (f) With respect to this transaction, any notice required of the Seller or its Affiliates under any labor law or collective bargaining agreement has been or prior to Closing will be given, and all bargaining obligations with any employee representative have been or prior to Closing will be satisfied; provided, however, that the foregoing obligations apply only to employment actions taken by the Seller or its Affiliates prior to Closing and do not apply to employment actions taken by the Purchaser or its Affiliates. Within the past twenty-four (24) months, no Subject Company has implemented any plant closing or layoff of employees that required notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), without having provided such notice.
          Section 4.11 Regulation as a Utility. RE Supply is regulated as a public utility by FERC. RE Supply has on file with FERC effective rate schedules in compliance with the Federal Power Act, as amended. Such rate schedules are in full force and effect, and are not subject to suspension or refund. Except as set forth in this Section 4.11, none of the Subject Companies is subject to regulation as a public utility, public service company, electric corporation, or power generation company (or similar designation) or otherwise as a participant in the electric power sector by any state in the United States or any other Governmental Authority. None of the Subject Companies owns, manages or operates, directly or indirectly, any interest in any public utility asset (other than, to the extent applicable, market-based rate authority of RE Supply), transmission or distribution facility, generation station, or nuclear generation station.
          Section 4.12 Insurance. Each of the Subject Companies is insured with financially responsible insurers in such amounts and against such types of risks as is customary and appropriate in its industry or otherwise deemed reasonable by the Seller. As of the date hereof, the Seller has not received any written notice of cancellation or termination with respect to any material insurance policy of any of the Subject Companies. Section 4.12 of the Seller Disclosure Letter identifies each of the insurance policies carried by the Seller or any of its Affiliates as of the date of this Agreement which cover risks associated with or arising out of the business, property or assets of the Subject Companies.
          Section 4.13 Real Property. Except as would not have, individually or in the aggregate, a Retail Material Adverse Effect, the real property used by the Subject Companies (collectively, the “Retail Properties”) (taking into account, without limitation, all Encumbrances related thereto, all zoning and other restrictions applicable thereto and the condition thereof) are suitable and adequate for the conduct of the businesses of the Subject Companies as currently conducted. Section 4.13 of the Seller Disclosure Letter sets forth the address of each Retail Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Retail Property. Seller has delivered or made available to the Purchaser true, correct, complete and accurate copies of each of the Leases described in Section 4.13 of the Seller Disclosure Letter. With respect to each Lease listed in Section 4.13 of the Seller Disclosure Letter, except as would not reasonably be expected to have, individually or in the aggregate, a Retail Material Adverse Effect: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing; (iii) to the Seller’s Knowledge, no party to the Lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease; (v) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to the Purchaser, and (vi) neither the Seller nor any of its Affiliates have assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease. Except as disclosed in Section 4.13 of the Seller Disclosure Letter, there is no real property leased or owned by the Subject Companies, or each of them, used in the Subject Companies’ respective businesses.
          Section 4.14 Affiliate Contracts. Section 4.14 of the Seller Disclosure Letter contains a true and complete list of each agreement or contract as of the date hereof between (i) a Subject Company, on one hand and (ii) the Seller and any Affiliate thereof (other than the Subject Companies) on the other (collectively, the “Affiliate Contracts”).
          Section 4.15 Brokers or Finders. Neither the Seller nor any Subject Company has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co., each of whose fees and expenses will be paid by the Seller in accordance with the Seller’s agreements with such firms.
          Section 4.16 Material Contracts.
               (a) Section 4.16 of the Seller Disclosure Letter sets forth a true, correct and complete list of each of the following contracts and other agreements (including any amendments thereto), other than any Affiliate Contract, in effect on the date of this Agreement to which any Subject Company is a party or which is primarily associated with the Retail Business and to which the Seller or any of its Affiliates (other than any Subject Company) is a party:
               (i) any Contracts and other agreements that contain covenants prohibiting or limiting the right to compete of any Subject Company or prohibiting or restricting the ability of any Subject Company to deal with any Person or in any geographical area and that will be binding on the Subject Companies following the Closing;
               (ii) any Contracts and other agreements relating to partnerships, limited liability company agreements, joint ventures or other similar arrangements;
               (iii) any Contracts and other agreements that include any obligation to make payments, contingent or otherwise, arising out of the prior acquisition or disposition of a business;
               (iv) any Contracts and other agreements for the acquisition, sale, lease or disposition of any site leases or equipment capital assets that require payment of or delivery of assets valued at $1,000,000 individually (or in the aggregate, in the case of any related series of contracts and other agreements);
               (v) any Contracts that are collective bargaining agreements;

               (vi) any Contracts that are settlement, conciliation or similar agreements with any Governmental Authority and pursuant to which outstanding obligations must be satisfied by any of the Subject Companies after the execution date of this Agreement, or any such agreements with one or more private parties pursuant to which the Subject Companies will be required after the execution date of this Agreement to pay consideration in excess of $175,000;
               (vii) any (x) Contract with the Texas General Land Office (the “GLO”) for the sale of electric power, (y) any Contract for the sale of electric power to any commercial and industrial customer (other than any Contract with the GLO) which is within the top 75% (by forecasted volume March 1, 2009 forward) of Contracts with commercial and industrial customers (other than the GLO) as of three days prior to the date of this Agreement or (z) any master agreement for ERCOT supply (including natural gas, renewable energy credits and other commodity hedging); provided, however that identifying information with respect to certain commercial and industrial customers and certain counterparties subject to confidentiality restrictions has been redacted and is not provided in Section 4.16 of the Seller Disclosure Letter;
               (viii) any Contracts under which a Subject Company has created, incurred, assumed or guaranteed any outstanding indebtedness for borrowed money, any capitalized lease obligation or any other indebtedness, or under which such Subject Company has imposed a security interest or Encumbrance (other than a Permitted Encumbrance) on any of its assets, tangible or intangible;
               (ix) any outstanding agreements of guaranty or surety by a Subject Company, or by the Seller or any of the Seller’s Affiliates (other than a Subject Company) for the benefit of a Subject Company;
               (x) any Contract with the Seller or any of the Seller’s Affiliates relating to the future provisions of goods or services related to the Retail Business and which requires any future payment in excess of $1,000,000 in the aggregate during any twelve (12) month period;
               (xi) any employment Contract providing annual compensation in excess of $150,000;
               (xii) any consulting Contract providing annual compensation in excess of $250,000;
               (xiii) any Contract under which a Subject Company has advanced or loaned any amount to any of its directors, officers and employees outside the ordinary course of business; and
               (xiv) any Contracts with any employee that require payment or increased obligations to such employee by or on behalf of the Subject Companies to any employees of the Subject Companies as a result of the transactions contemplated by this Agreement or which impose severance or termination payment obligations on any Subject Company, or, with respect to any Continuing Employee or, to the Knowledge of the Seller, any former employee of the Subject Companies whose employment was primarily sales related, which contain non-competition restrictions in favor of any Subject Company.
               (b) Neither the Seller nor any Subject Company has received written notice of any material default on the part of any Subject Company under any contract or other agreement referred to in Section 4.16(a). No Subject Company is in breach or default under any such contract or other agreement, except for any such breach or default which would not reasonably be expected to result in a Subject Company liability that is material to the Subject Companies, taken as a whole. To the Knowledge of the Seller, as of the date of this Agreement, no other party to any such contract or other agreement is in breach or default, in either case, in any material respect thereunder.
          Section 4.17 Intellectual Property.
               (a) Section 1.1(b) of the Seller Disclosure Letter sets forth a true, correct and complete list of (i) all trademark and service mark registrations and applications, trade names and domain names owned by the Trademark Trust, as of the date hereof, and (ii) all trademark and service mark registrations and applications, material unregistered trademarks and service marks, trade names and domain names owned by Seller or any of its Affiliates as of the date hereof that (a) contain the word “Reliant” or (b) are used in the operation of the Retail Business as being conducted as of the date hereof by the Subject Companies.
               (b) Section 4.17(b) of the Seller Disclosure Letter sets forth a true, correct and complete list of all of the following owned by each Subject Company as of the date hereof: (i) all patents, patent applications, trademark and service mark registrations and applications, copyright registrations and applications, trade names, and domain names, and (ii) all unregistered Intellectual Property (including software and databases (as related to applicable software)) that is material to the operation of the Retail Business.
               (c) Section 4.17(c) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Contracts pursuant to which, as of the date hereof, (i) the Seller or any of its Affiliates (including the Subject Companies) is a party and is granted or obtains any right to use, enforce or register any Trademark, including any license agreements, coexistence agreements, and covenants not to sue; (ii) any Subject Company is a party and is granted or obtains any right to use any software that is material to the operation of the Retail Business; (iii) any Subject Company is a party and is granted or obtains any right to use, enforce or register any Intellectual Property (other than software and Trademarks) that is material to the operation of the Retail Business, including any license agreements, coexistence agreements, and covenants not to sue; (iv) any Subject Company is restricted in its right to use, enforce or register any Intellectual Property (other than Trademarks) in any material respect or is restricted in its right to use, enforce or register any Trademark; (v) any Subject Company permits any other Person to use, enforce or register any Intellectual Property (other than Trademarks) that is material to the operation of the Retail Business, including any license agreements, coexistence agreements, and covenants not to sue; (vi) the Seller or any of its Affiliates (other than the Subject Companies) is a party and is granted or obtains any right to use any software that is primarily related to and material to the operation of the Retail Business; (vii) the Seller or any of its Affiliates (other than the Subject Companies) is a party and is granted or obtains any right to use, enforce or register any Intellectual Property (other than software and Trademarks) that is primarily related to and material to the operation of the Retail Business, including any license agreements, coexistence agreements, and covenants not to sue; (viii) the Seller or any of its Affiliates (other than the Subject Companies) permits any other Person to use, enforce or register any Intellectual Property that is primarily related to the Retail Business, including any license agreements, coexistence agreements, and covenants not to sue; (ix) the Purchaser or any of its Affiliates would be required to license or make available its or its Affiliates’ own Intellectual Property to any other Person, or restrict the use, enforcement or registration by Purchaser or any of its Affiliates of such Intellectual Property as a result of the transactions contemplated hereby; (x) any Subject Company permits any other Person to use, enforce or register any Trademark, including any license agreements, coexistence agreements and covenants not to sue; (xi) the IT Trust is established or operated or provides services or grant licenses to the Seller or any of its Affiliates; and (xii) the IT Trust is a party and is granted or obtains any right to provide services or grant licenses to any of the Subject Companies (collectively, the “Material IP Contracts”).
               (d) Section 4.17(d) of the Seller Disclosure Letter sets forth a true, correct and complete list of (i) all software and databases (as related to applicable software) owned or licensed by the IT Trust, Seller or any of its other Affiliates and (ii) all hardware owned or leased by the IT Trust, Seller or any of its other Affiliates, in each case that are used in the Retail Business as being conducted as of the date hereof but not set forth on Section 7.15 of the Seller Disclosure Letter.
               (e) As of the date hereof and immediately subsequent to the Closing, each of the Subject Companies (i) owns and will own all right, title and interest in and to, free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances arising in agreements entered into in the ordinary course of business providing for the license of Intellectual Property from one or more Subject Companies to a customer in connection with sale of products or services or a vendor in connection with such vendor’s provision of goods or services to the Subject Companies, all Intellectual Property set forth in Section 4.17(b) of the Seller Disclosure Letter with which it is identified as owner in Section 4.17(b) of the Seller Disclosure Letter, and (ii) either (A) owns and will own all right, title and interest in and to, or (B) has and will have the license and right to use (including pursuant to the IP License Agreement and the Transition Services Agreement), free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances arising in agreements entered into in the ordinary course of business providing for the license of Intellectual Property from one or more Subject Companies to a customer in connection with sale of products or services or a vendor in connection with such vendor’s provision of goods or services to the Subject Companies, (y) the Trademarks, and (z) all other Intellectual Property used primarily in or necessary for the continued operation of the Retail Business in all material respects as being conducted by the Subject Companies as of the date hereof. As of the date hereof and immediately prior to the Closing, Seller, the Trademark Trust, RERH or Reliant Energy Retail Services, LLC owns and will own all right, title and interest in and to, free and clear of all Encumbrances other than Permitted Encumbrances, all Trademarks.

               (f) As of the date hereof, neither the IT Trust, the Seller nor any of its other Affiliates (except for the Subject Companies) owns any Intellectual Property that is material to the operation of the Retail Business.
               (g) As of the date hereof, with respect to each Material IP Contract: (i) such Material IP Contract is valid, binding, and in full force and effect, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity; (ii) neither the IT Trust (to the Knowledge of Seller), the Seller nor any of its other Affiliates is in material default or material breach thereunder, and, to the Seller’s Knowledge, no other party is in material breach or material default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, material modification, or acceleration, under such Material IP Contract; (iii) neither the IT Trust (to the Knowledge of Seller), the Seller nor any of its other Affiliates has received written notice of any breach or default under such Material IP Contract; and (iv) the IT Trust, the Seller and its other Affiliates have not, and to the Seller’s Knowledge, no other party has, repudiated any material provision of such Material IP Contract.
               (h) To the Knowledge of the Seller, the conduct of the Retail Business does not infringe, as of the date hereof, and has not infringed, during the past two (2) years, any patents of any Person. With respect to Intellectual Property other than patents, the conduct of the Retail Business does not in any material way infringe, misappropriate or otherwise conflict with, as of the date hereof, and has not in any material way infringed, misappropriated or otherwise conflicted with, during the past two (2) years, such Intellectual Property of any Person. To the Seller’s Knowledge, neither the IT Trust, the Seller nor any Seller Affiliate (including any Subject Company) has received any notice claiming that the conduct of the Retail Business infringes, misappropriates, or otherwise conflicts with, or has infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any Person (including any demands, requests or unsolicited offers to license any Intellectual Property to the IT Trust, the Seller or any of its Affiliates in connection with the Retail Business or any Subject Company from any other Person) within the past two (2) years. As of the date hereof, to the Knowledge of the Seller, no Person is infringing, misappropriating or otherwise conflicting with any Retail Business Intellectual Property.
               (i) As of the date hereof, to the Knowledge of the Seller, all of the Retail Business Intellectual Property owned by the Subject Companies, the Trademarks and the Intellectual Property set forth on Section 7.15(a) of the Seller Disclosure Letter are valid and enforceable. No written claims and, to the Knowledge of the Seller, no oral claims, are pending or, to the Seller’s Knowledge, threatened, and neither the IT Trust, the Seller nor any Seller Affiliate (including any Subject Company) has received any written notice and, to the Knowledge of the Seller, any oral notice, from any other Person, challenging its ownership or right to use, or validity or enforceability of, any of the Retail Business Intellectual Property.
               (j) Prior to the date hereof, the Seller and the Seller’s Affiliates (including the Subject Companies, the Trademark Trust and the IT Trust) have taken commercially reasonable actions to maintain and protect the Retail Business Intellectual Property owned by the Subject Companies and the Trademarks, in each case subsisting within the United States and the Intellectual Property set forth on Section 7.15(a) of the Seller Disclosure Letter.
               (k) Immediately subsequent to the Closing and after the delivery contemplated under Section 3.2(n), the Subject Companies will have copies of or a right of access upon request to all of the Source Code.
               (l) As of the date hereof and, taking into account the Transition Services Agreement and the IP License Agreement, immediately after the Closing, (i) each of the Subject Companies either (A) owns and will own, or (B) has the right to use and will have the right to use, all Information Technology Systems used in or necessary for the continued operation of the Retail Business in all material respects as being conducted by the Subject Companies as of the date hereof (with respect to immediately after the Closing, assuming that the Purchaser owns or has the right to use the Information Technology Systems to replace those identified in Section 4.17(l) of the Seller Disclosure Letter, or substitutes thereof), (ii) each of such Information Technology Systems is and will be adequate for its intended function, operation and purposes in all material respects (with respect to immediately after the Closing, assuming that (x) the Purchaser has taken all actions reasonably necessary to integrate the Information Technology Systems of the Subject Companies into the Purchaser’s Information Technology Systems immediately after the Closing and (y) the Information Technology Systems of the Subject Companies are compatible with the Purchaser’s Information Technology Systems immediately after the Closing), and (iii) there has been no material malfunction of any of such Information Technology Systems that has not been resolved and corrected.
               (m) As of the date hereof, each Subject Company has taken all reasonable steps to safeguard the information technology systems utilized in the conduct of the Retail Business. Each Subject Company has appropriate disaster recovery and business continuity plans, procedures and facilities in place and has regularly tested such plans, procedures and facilities, except where such lack of plans, procedures or facilities or lack of testing, individually or in the aggregate, would not reasonably be expected to have a Retail Material Adverse Effect.
               (n) Except as individually or in the aggregate would not reasonably be expected to have a Retail Material Adverse Effect, the collection, use, storage, processing, import, export and disclosure of personally identifiable information or other protected information relating to individuals by the Seller and each Seller Affiliate (including each Subject Company) in connection with the Retail Business, have complied with, and are currently in compliance with, all applicable Laws relating to data collection, use, privacy or protection and all additional or higher leading industry standards or requirements. To the Knowledge of the Seller, neither the Seller nor any Seller Affiliate (including any Subject Company) has experienced any incident prior to the date hereof in which personally identifiable information or other protected information relating to individuals was or may have been stolen or improperly accessed and, to the Seller’s Knowledge, there are no facts suggesting the likelihood of the foregoing, including any breach of security or any notices or complaints from any Person regarding any such information that, individually or in the aggregate, would reasonably be expected to have a Retail Material Adverse Effect.

               (o) As of the date hereof and immediately prior to Closing, (i) all of the Allegedly Infringing Products and Services have been provided or licensed under the Tendril Agreement or the Comverge Agreement; (ii) neither the Seller nor any of its Affiliates has modified, combined, incorporated or used any of the Allegedly Infringing Products and Services in a manner that causes such Allegedly Infringing Products and Services to fall within any of the exceptions to the obligations of Tendril or Comverge to indemnify or defend RERS or any of its Affiliates under the Tendril Agreement or the Comverge Agreement; (iii) except for RERS, neither the Seller nor any of its Affiliates has, directly or indirectly (except through RERS), engaged in any sale, offer for sale, marketing, distribution, manufacturing, use and import of any of the Allegedly Infringing Products and Services; (iv) neither the Seller nor any of its Affiliates has received written notice that it is in default or breach under the Tendril Agreement or the Comverge Agreement; and (v) the Seller has requested Tendril and Comverge to indemnify and defend the Seller and its Affiliates in connection with the pending Intus Litigation in accordance with the terms and conditions of the Tendril Agreement and the Comverge Agreement, as applicable.
          Section 4.18 Environmental.
               (a) Each of the Subject Companies, for the past twenty-four (24) months has complied with, and is in compliance with, all applicable Environmental Laws (which compliance includes the possession by the Subject Companies of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where any such failures to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Retail Material Adverse Effect.
               (b) There are no material Environmental Claims pending or threatened against the Subject Companies which would reasonably be expected to have, individually or in the aggregate, a Retail Material Adverse Effect.
               (c) Neither the Subject Companies nor, to the best Knowledge of the Seller, any other person has placed, stored, deposited, discharged, buried, dumped, disposed of or released any Hazardous Substances produced by, or resulting from, any of the Subject Companies operations, at any property or location, including any Retail Property, in violation of any Environmental Laws or as would give rise to liability under Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Retail Material Adverse Effect.
               (d) None of the Subject Companies has assumed, undertaken, or provided an indemnity with respect to, become contractually responsible for, or to the knowledge of the Seller, otherwise become subject to, any liability of any other Person arising under Environmental Law, except as would not reasonably be expected to have, individually or in the aggregate, a Retail Material Adverse Effect.
          Section 4.19 Sufficiency of Assets. At Closing, the assets of the Subject Companies, in conjunction with the rights and services to be provided under the Transition Services Agreement will include all of the assets (whether tangible or intangible) used primarily in or that are necessary for the continued operation of the Subject Companies immediately after Closing to conduct in all material respects the Retail Business as conducted as of the date hereof. The Subject Companies have good title to, or valid license or right to use, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances arising in agreements entered into in the ordinary course of business, the assets reflected in the Retail Financial Statements that are used primarily in or are necessary for, in all material respects, the continued operation of the Retail Business, as conducted as of the date hereof, immediately after Closing. RESE does not own or control any assets that are used primarily in or are otherwise necessary for the Subject Companies to conduct immediately after Closing in all material respects the Retail Business as conducted as of the date hereof. Notwithstanding anything to the contrary in this Section 4.19, the Seller makes no representation or warranty in this Section 4.19 regarding Intellectual Property (which is the subject of Section 4.17) or the value, quality or condition of any of, assets used in or necessary for the operation of the Subject Companies as of the date hereof.
          Section 4.20 Load and Supply Positions. The following reports accurately reflect in all material respects the forecasted load, supply and hedging positions of the Retail Business as of February 24, 2009: (a) ERCOT Daily Position Report as of 2/24/2009 (Item 45.3 in the data room), (b) ERCOT Ancillary Services Volume Position Split as of 2/24/09 (Item 47.11.17 in the data room), and (c) Upton Wind NG Position as of 2/24/09 (Item 47.11.16 in the data room).
          Section 4.21 MSA Claims. As of the date of this Agreement, there are no Actions pending or threatened in writing against the Seller or any of its Subsidiaries that relate to the Retail Business by any REI Indemnitee under the Master Separation Agreement before any court, governmental department, commission, agency, instrumentality or other Governmental Authority or any arbitrator or other third-party for resolution.
          Section 4.22 REST and RETR.
               (a) Each of REST and RETR is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
               (b) The Seller or one or more of its Subsidiaries (other than any Subject Company) has good and valid title to, holds of record and owns beneficially all of the outstanding membership interests in each of REST and RETR free and clear of any Encumbrances, other than (i) restrictions on transfer that may be imposed by federal or state securities Laws, (ii) encumbrances that arise out of any actions taken by or on behalf of the Purchaser or its Affiliates, or (iii) Permitted Encumbrances. All of the membership interests of each of REST and RETR are validly issued, fully paid and nonassessable.
               (c) Neither REST nor RETR has engaged in any commercial activities, other than activities incidental to formation and licensing. Notwithstanding anything in this Agreement to the contrary, except as set forth in this Section 4.22, neither the Seller nor any other Person or entity acting on behalf of the Seller makes any representation or warranty, express or implied, concerning REST or RETR.

               (d) Except for liabilities associated with formation and licensing, neither REST nor RETR has any liabilities, contingent or otherwise. Section 4.22(d) of the Seller Disclosure Letter sets forth a list of all licenses held by REST or RETR.
          Section 4.23 Compliance with Trust Documents. (a) The Seller, RERH and the IT Trust are in compliance in all material respects with the trust agreement for the IT Trust, (b) the Seller, RERH and the Trademark Trust are in compliance in all material respects with the trust agreement for the Trademark Trust and (c) the Seller, Reliant Energy Corporate Services, LLC and the IT Trust are in compliance in all material respects with the IT Administrative Servicing Agreement among the Seller, Reliant Energy Corporate Services, LLC and the IT Trust.
          Section 4.24 Limitation on Representations and Warranties Except for the representations and warranties contained in this ARTICLE IV, neither the Seller nor any other Person or entity acting on behalf of the Seller makes any representation or warranty, express or implied, concerning the Company Interests or otherwise in connection with the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates or representatives has made or makes any representation or warranty, express or implied, with respect to any projections, estimates or budgets made available to the public, the Purchaser or any of its Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Subject Companies or the future business and operations of the Subject Companies.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
          The Purchaser represents and warrants to the Seller that except as set forth in the disclosure letter delivered by the Purchaser (the “Purchaser Disclosure Letter”):
          Section 5.1 Organization and Qualification. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all requisite power and authority to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.
          Section 5.2 Authority; Non-Contravention; Statutory Approvals; Compliance.
               (a) Authority. The Purchaser has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Purchaser. No vote of, or consent by, any member of, or the holders of any class or series of membership or other equity interest issued by, the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes the valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
               (b) Non-Contravention. The execution and delivery of this Agreement by the Purchaser does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the limited liability company agreement, certificate of incorporation, by-laws or similar governing documents of the Purchaser or any of its Affiliates, (ii) subject to obtaining the Purchaser Required Statutory Approvals, any Law, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Purchaser or any of the Purchaser’s Affiliates or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents set forth in Section 5.2(b)(iii) of the Purchaser Disclosure Letter (the “Purchaser Required Consents”), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Purchaser or any of the Purchaser’s Affiliates is a party or by which they or any of their respective properties or assets may be bound, except in the case of clause (ii) or (iii) for any such Violation which, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.
               (c) Statutory Approvals. Except for (i) the filings by the Seller, the Subject Companies and/or the Purchaser, as applicable, required under the HSR Act and (ii) the applicable requirements of the Exchange Act, and (iii) any filings with or approvals from the Governmental Authorities set forth in Section 5.2(c) of the Purchaser Disclosure Letter (the filings and approvals referred to in clauses (i) through (iii) collectively referred to as the “Purchaser Required Statutory Approvals”), and the Seller’s Required Statutory Approvals, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, except those which the failure to obtain would not have a Purchaser Material Adverse Effect (it being understood that references in this Agreement to “obtaining” such Purchaser Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notices, obtaining such authorizations, consents or approvals; and having such waiting periods expire as are appropriate to comply with Law).
               (d) Compliance. Neither the Purchaser nor any of its Affiliates is in violation of, or to the Knowledge of the Purchaser is under investigation with respect to any violation of, or has been given notice of or been charged with any violation of, any Law, except for any violations which would not have a Purchaser Material Adverse Effect. The Purchaser and its Affiliates will have at Closing all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted except those that the absence of which would not have a Purchaser Material Adverse Effect. Neither the Purchaser nor any of its Affiliates is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by the Purchaser or any of its Affiliates under (i) their respective limited liability company agreements, certificates of incorporation or by-laws or similar governing documents or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which any of them is a party or by which the Purchaser or any of its Affiliates is bound or to which any of their property is subject, except for possible violations, breaches or defaults which would not have a Purchaser Material Adverse Effect.
          Section 5.3 Litigation. As of the date hereof, there are no Actions before or by any court, governmental department, commission, agency, instrumentality or Government Authority or any arbitrator or other third-party for resolution that are pending or, to the Knowledge of the Purchaser, threatened in writing against, relating to or affecting the Purchaser or any of its Affiliates, except for such Action which, individually or in the aggregate, is not reasonably likely to have a Purchaser Material Adverse Effect. As of the date hereof, there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Purchaser or any of its Affiliates, except for such that would not have a Purchaser Material Adverse Effect.
          Section 5.4 Investigation by the Purchaser; the Seller’s Liability. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Subject Companies, which investigation, review and analysis was done by the Purchaser and its Affiliates and, to the extent the Purchaser deemed appropriate, by the Purchaser’s representatives. The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Subject Companies for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of the Seller or its representatives (except the specific representations and warranties of the Seller set forth in ARTICLE IV of this Agreement), and the Purchaser:
               (a) acknowledges and agrees that neither the Seller nor any of its directors, officers, shareholders, employees, Affiliates, controlling Persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including materials furnished in the Seller’s data room, presentations by the Subject Companies’ or the Seller’s management, financial projections or otherwise) provided or made available to the Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives (except the specific representations and warranties of the Seller set forth in ARTICLE IV of this Agreement), and
               (b) agrees, to the fullest extent permitted by Law, that none of the Seller, the Subject Companies or any of their respective directors, officers, employees, shareholders, Affiliates, controlling Persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to the Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including materials furnished in the Seller’s data room, presentations by the Subject Companies’ or the Seller’s management, financial projections or otherwise) to the Purchaser or its directors, officers, employees, Affiliates, controlling Persons, advisors, agents or representatives (or any omissions therefrom), except that the foregoing limitations shall not apply to the Seller (i) insofar as the Seller makes the specific representations and warranties set forth in ARTICLE IV of this Agreement but always subject to the limitations and restrictions contained in ARTICLE X or (ii) in the case of fraud or willful misconduct.
          Section 5.5 Acquisition of Company Interests for Investment; Ability to Evaluate and Bear Risk.
               (a) The Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. The Purchaser is acquiring the Company Interests for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Company Interests. The Purchaser agrees that the Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.
               (b) The Purchaser is able to bear the economic risk of holding the Company Interests for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Company Interests.
          Section 5.6 Financing. The Purchaser will have on the Closing Date sufficient cash in immediately available funds to pay the Purchase Price pursuant to ARTICLE II.
          Section 5.7 Brokers or Finders. The Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement that will become the obligation of the Seller.
          Section 5.8 Guarantee. Concurrently with the execution of this Agreement, the Purchaser has caused the Guarantor to deliver to the Seller the Guarantee, duly executed and delivered by the Guarantor. The Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.
          Section 5.9 New Merrill Lynch Agreement Commitment Letter.
               (a) The Purchaser has entered into a commitment letter dated the date of this Agreement with Merrill Lynch Commodities, Inc. (the “Commitment Letter”) providing for, among other things, the execution and delivery of the Merrill Lynch New Agreement and the consummation of the transaction described in the Merrill Lynch New Agreement, subject to the terms and conditions set forth therein. The Purchaser has provided the Seller with a true, complete and correct redacted copy of each ML Arrangement Document (to the extent in existence as of the date hereof); provided, that none of the redacted terms includes or modifies any closing condition or termination provision. “ML Arrangement Documents” shall mean the Commitment Letter and each of the exhibits referred to therein and other documents referred to in the Commitment Letter, other than any such exhibits or documents to which the Seller or any of its Subsidiaries is a party or any guaranty provided by Merrill Lynch.
               (b) The ML Arrangement Documents embody the full agreement and understanding between Merrill Lynch and its Affiliates and the Guarantor and its Affiliates with respect to the matters referred to therein, including the purchase and sale of the Company Interests and the other transactions contemplated hereby, and there are no agreements or understandings between Merrill Lynch and its Affiliates and the Guarantor and its Affiliates with respect to the matters referred to in the ML Arrangement Documents, including the purchase and sale of the Company Interests and the other transactions contemplated hereby, other than the ML Arrangement Documents.
               (c) The Commitment Letter and each ML Arrangement document that has been executed on or prior to the date hereof is in full force and effect and is the valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The obligations of Merrill Lynch to execute and deliver the Merrill Lynch New Agreement and the other documents and agreements contemplated by the ML Arrangement Documents and to consummate the transaction described therein are not subject to any conditions other than as set forth in the ML Arrangement Documents, and Merrill Lynch Commodities, Inc. does not have any right to terminate the Commitment Letter (other than as set forth therein). As of the date of this Agreement, to the Knowledge of the Purchaser, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Commitment Letter or any other ML Arrangement Document by Guarantor or the Purchaser or any of their Affiliates. The Purchaser has no Knowledge of any facts or circumstances (other than facts and circumstances relating to any default by the Seller or its Subsidiaries under agreements with Merrill Lynch)that are reasonably likely to result in (i) any of the conditions set forth in the Commitment Letter or any other ML Arrangement Document not being satisfied or (ii) the transaction contemplated in the Merrill Lynch New Agreement not being consummated on a timely basis.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE CLOSING
     Section 6.1 Covenants of the Seller. After the date hereof and prior to the Closing or earlier termination of this Agreement, the Seller agrees that, except as set forth in Section 6.1 of the Seller Disclosure Letter and except (i) as required or permitted by this Agreement, (ii) as provided for in the 2009 Projections, (iii) in connection with necessary repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matters, (iv) as required by Law, or (v) to the extent the Purchaser shall otherwise consent, which decision regarding consent shall not be unreasonably withheld, conditioned or delayed:

               (a) the business of the Subject Companies shall be conducted in the ordinary and usual course in accordance with past practices, and the Subject Companies shall use commercially reasonable efforts to preserve substantially intact the business organization of the Subject Companies and to maintain existing relations and goodwill with customers, suppliers, creditors, lessors and business associates to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing;
               (b) the Seller shall not permit any of the Subject Companies, REST and RETR to (i) amend their organizational documents other than amendments which are ministerial in nature or otherwise immaterial; (ii) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or the Retail Subsidiaries; (iii) purchase, redeem or otherwise acquire any of their membership interests, or any rights, warrants or options to acquire any membership interests; or (iv) solely with respect to the Company, make any distributions on the outstanding Company Interests (other than (x) non-cash distributions of intercompany balances and (y) distributions of cash or cash equivalents, which the Company shall be entitled to make from time to time);
               (c) the Seller shall not permit any of the Subject Companies, REST and RETR to issue, sell, or dispose of any membership interests of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any membership interests;
               (d) the Seller shall not permit any of the Subject Companies, REST and RETR to incur any additional indebtedness for borrowed money;
               (e) the Seller shall not permit any of the Subject Companies, REST and RETR to, other than in the ordinary and usual course of business, make any commitments for or make capital expenditures in the aggregate in any calendar year in excess of the dollar amount equal to 110% of the amount budgeted for capital expenditures in the 2009 Projections;
               (f) the Seller shall not permit any of the Subject Companies, REST and RETR to, other than in the ordinary and usual course of business, make any acquisition of, or investment in, assets or stock of any other Person;
               (g) the Seller shall not permit any of the Subject Companies to sell, lease, license, encumber or otherwise dispose of any site leases or equipment (other than the disposition of obsolete equipment in the ordinary course) or its assets singularly or in the aggregate of an amount in excess of $250,000 in any calendar year;
               (h) the Seller shall not and shall not permit any of its Affiliates (including the Subject Companies and the Trademark Trust) to sell, assign, transfer, license, subject to any Encumbrances (except for Permitted Encumbrances) or otherwise dispose of, or abandon or permit to lapse, the Trademarks or any other material Retail Business Intellectual Property, fail to maintain or protect the Trademarks or any other material Retail Business Intellectual Property, or disclose any material confidential information related to the Retail Business to any Person (other than pursuant to appropriate confidentiality agreements in the ordinary and usual course of business or to Merrill Lynch pursuant to appropriate confidentiality agreements); provided, however, that neither the Seller nor any of its Affiliates (including the Subject Companies or the Trademark Trust) shall be required to maintain or protect any foreign Trademark registrations or applications;
               (i) as it relates to the Subject Companies or the Retail Business, Seller shall promptly notify Purchaser of any material incident in which personally identifiable information or other protected information relating to individuals has been stolen or improperly accessed;
               (j) except as required by existing written agreements or Seller Affiliate Plans, or as otherwise required by Law, the Seller shall not permit any of the Subject Companies to (A) except in the ordinary course of business (including as a result of promotions), increase the compensation or other benefits payable or provided to the Subject Companies’ directors or executive officers, (B) except in the ordinary course of business or as would not result in a material increase in cost to any of the Subject Companies, enter into or materially amend any employment, change of control, severance, termination, consulting or retention agreement with any Business Employee (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, (2) for employment agreements terminable on less than 30 days’ notice without payment or penalty, (3) employment agreements terminable without penalty on the Closing Date, or (4) retention arrangements set forth in Section 6.1(j) of the Seller Disclosure Letter), (C) establish, adopt, enter into or materially amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, or enter into or materially amend or terminate any collective bargaining agreement, in any case except in the ordinary course of business or as would not result in a material increase in cost to the Subject Companies, (D) enter into any offshoring agreement or other agreement for the relocation of operational or business processes used in the Retail Business to any foreign jurisdiction, without prior consultation with the Purchaser (which shall include a reasonable time to review any material contracts), (E) except as set forth in Section 7.6(a) of this Agreement, hire or terminate the employment, without cause, of any individual by a Subject Company (or transfer the employment of any individual employed by a Subject Company so as to cause such individual to no longer be employed by a Subject Company) who is at the employment level of “director” or above, or transfer the employment of or otherwise cause any individual not currently employed by a Subject Company to become employed by a Subject Company at a level of “director” or above, or (F) make any loan or compensation advance to any employee of the Subject Companies or any employees set forth on Section 7.6(a) of the Seller Disclosure Letter;
               (k) the Seller shall cause the Subject Companies to maintain insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by the Subject Companies in the ordinary and usual course of business, including filing claims as they arise;
               (l) the Seller shall not permit any of the Subject Companies to make or change any material financial or Tax accounting method, policy or practice, except as required by GAAP or SEC accounting regulations or guidelines or applicable Law;

               (m) the Seller shall not permit any of the Subject Companies to, other than in the ordinary course of business consistent with past practice, enter into or amend, restate, supplement, waive any rights under, or terminate any Material Contract, Material IP Contract or Subject Company Permit;
               (n) the Seller shall not permit any of the Subject Companies to implement any employee layoffs that require notice under the WARN Act;
               (o) the Seller shall promptly provide the Purchaser with copies of all filings made by the Seller or any Subject Company with, and inform the Purchaser of any communications received from, any state or federal court, administrative agency, commission or other Governmental Authority, in each case, in connection with this Agreement and the transactions contemplated hereby;
               (p) the Seller shall, and shall cause the Subject Companies to, use all commercially reasonable efforts to promptly obtain all of the Seller Required Consents and the Seller Required Statutory Approvals. The Seller shall promptly notify the Purchaser of any failure or prospective failure to obtain any such consents or approvals and, if requested by the Purchaser, shall provide copies of all of the Seller Required Consents and the Seller Required Statutory Approvals obtained by the Seller or any Subject Company to the Purchaser;
               (q) the Seller shall not permit any of the Subject Companies to enter into any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing of consideration in excess of $250,000;
               (r) the Seller shall not permit any of the Subject Companies to enter into, modify or renew any material Contracts with respect to the sale of energy, other than in the ordinary course and at pricing levels consistent with the 2009 Projections; provided, that in response to changes in commodity prices or competitive dynamics the Subject Companies may deviate from pricing levels contemplated by the 2009 Projections; provided, further that prior to any material deviation, the Seller shall consult with the Purchaser;
               (s) the Seller shall not permit any of the Subject Companies to enter into an energy, capacity, ancillary services, fuel, renewable energy credit, emissions allowance or other energy-related product purchase, sale, exchange, option, swap, or other arrangement, or transmission or transportation arrangement other than in the ordinary course consistent with past practice; provided, however, that prior to taking any such action that would deviate materially from the 2009 Projections, the Seller shall consult with the Purchaser;
               (t) the Seller shall not permit any of the Subject Companies to enter into any Affiliate Contracts, except those that would not require payment by or liability of one or more Subject Companies after the Closing of more than individually or in the aggregate, $100,000 or those that will expire without liability at or prior to the Closing;
               (u) Prior to the earlier of June 1, 2009 or the date on which this Agreement is terminated, neither the Seller nor its Affiliates or any of their respective agents or representatives shall (and the Seller will not cause or permit the Subject Companies or its other Affiliates to), directly or indirectly, initiate, solicit or knowingly encourage the making or submission of any proposal from any Person or group concerning the possible direct or indirect acquisition by such third party of all or substantially all of the equity or assets of the Subject Companies taken as a whole, whether by purchase of assets, equity, merger or otherwise, other than as contemplated or permitted by this Agreement. For the avoidance of doubt, the foregoing shall not be deemed to restrict at any time the Seller or its Affiliates or any of their respective agents or representatives from engaging in any discussions or negotiations with, or providing any information to, any such Person or group making any such proposal; provided that if Seller or its Affiliates enter into any definitive agreements for any such proposal, such fact shall not by itself be deemed to give rise to any right of termination by the Seller of this Agreement;
               (v) The Seller and the Subject Companies shall provide reasonable assistance with respect to the Purchaser or its Affiliate(s) entry into the Merrill Lynch New Agreement;
               (w) the Seller shall, or shall cause the Subject Companies to, provide to the Purchaser copies of any financial statements, whether audited or unaudited, required to be provided to Merrill Lynch under the Merrill Lynch Agreement;
               (x) the Seller shall, at least monthly following the date hereof and no later than two (2) weeks prior to the Closing Date, provide the Purchaser with a list or report that details (i) the names of all employees of the Subject Companies hired since the date of the last such report, and (ii) the termination of employment of any employee of the Subject Companies since the date of the last such report; and
               (y) Seller shall cause REST and RETR to not engage in any commercial activities or assume or incur any obligations other than (i) with respect to maintaining the licenses described on Section 4.22(d) of the Seller Disclosure Letter or (ii) in connection with the actions contemplated by Section 7.22; and.
               (z) the Seller and the Subject Companies shall enter into an agreement with the Purchaser and its Affiliates so that the Seller and its Affiliates may disclose certain commercial, operational and other business information that the Purchaser requests to prepare to operate the Retail Business after the Closing Date, with certain confidentially protections, in the form attached hereto as Exhibit R (“Advance Integration Agreement”).
Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to restrict the ability of the Seller or any of its Subsidiaries (other than the Subject Companies) to solicit any offer, bid or indication of interest with respect to, or to initiate or engage in negotiations or enter into any agreement with any Person with respect to, or to take any action to facilitate or effectuate, any merger, consolidation or sale or disposition of all or any portion of the assets of the Seller or any of its Subsidiaries (other than the equity or assets of the Subject Companies), or any recapitalization, liquidation, dissolution or similar transaction involving the Seller or any of its Subsidiaries (other than the Subject Companies); provided that the Seller shall assign and transfer its obligations under this Agreement to any direct or indirect purchaser or successor of all or substantially all of its or its Affiliates’ wholesale energy assets taken as a whole (it being understood and agreed that no action shall be required hereunder in connection with any merger or consolidation of the Seller with or into any other entity to the extent such obligations are assumed by the other constituent party to such merger or consolidation by operation of Law).
          Section 6.2 Covenants of the Purchaser. After the date hereof and prior to the Closing or earlier termination of this Agreement, the Purchaser agrees as follows, except as expressly contemplated or permitted in this Agreement or to the extent the Seller shall otherwise consent in writing, which decision regarding consent shall be made as soon as reasonably practical, and which consent shall not be unreasonably withheld, conditioned or delayed:
               (a) the Purchaser shall promptly provide the Seller with copies of all filings made by the Purchaser or any of its Affiliates with, and inform the Seller of any communications received from, any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby;
               (b) the Purchaser shall, and shall cause its Affiliates to, use all commercially reasonable efforts to promptly obtain all of the Purchaser Required Consents and the Purchaser Required Statutory Approvals. The Purchaser shall promptly notify the Seller of any failure or prospective failure to obtain any such consents or approvals and, if requested by the Seller, shall provide copies of all of the Purchaser Required Consents and the Purchaser Required Statutory Approvals obtained by the Purchaser to the Seller; and
               (c) the Purchaser shall not, and shall not permit any of its Affiliates to (i) acquire or agree to acquire any wholesale or retail electric assets or business in ERCOT or (ii) acquire or agree to acquire, whether by merger, consolidation, by purchasing any portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof owning, operating or otherwise controlling wholesale or retail electric assets or business in ERCOT, if the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation could reasonably be expected to (A) delay beyond the Termination Date the expiration of any applicable waiting period or delay beyond the Termination Date the obtaining, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transaction contemplated by this Agreement, (B) materially increase the risk of any Governmental Authority entering an order prohibiting such transaction, or (C) delay beyond the Termination Date or materially impede the consummation of the transaction contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to restrict the ability of the Purchaser or its Affiliates to solicit any offer or bid, seek any indication of interest related to, engage in any discussions or negotiations related to or enter into any agreement with any Person or group with respect to, or take any action to facilitate or effectuate, any Takeover Proposal, and the Purchaser’s engagement in any of the activities described in this sentence will not be deemed to result in a breach of this Agreement, including Section 6.2(c).

ARTICLE VII
ADDITIONAL AGREEMENTS
          Section 7.1 Access to Subject Companies Information. Upon reasonable notice, the Seller shall, and shall cause the Subject Companies to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, “Representatives”) of the Purchaser reasonable access, during normal business hours throughout the period prior to and including the Closing Date, to all of the Subject Companies’, REST’s and RETR’s properties, books, contracts, commitments and records and, during such period, the Seller shall, and shall cause the Subject Companies to furnish to the Purchaser and its Representatives, access to all information concerning the Subject Companies and their respective directors and officers and such other matters as may be reasonably requested by the Purchaser or its Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement and attend and cause the Subject Companies to attend periodic meetings with the Purchaser as reasonably requested by the Purchaser. Notwithstanding the foregoing, neither the Seller nor any of the Subject Companies shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that the Seller has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by this Section 7.1), cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law. The Purchaser agrees to indemnify and hold the Seller and the Subject Companies harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Representative of the Purchaser, and any loss, damage to or destruction of any property owned by the Seller, any Subject Company or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the Representatives of the Purchaser during any visit to the business or property sites of the Seller or any Subject Company prior to or including the Closing Date, whether pursuant to this Section 7.1 or otherwise, INCLUDING ON ACCOUNT OF THE SOLE OR CONCURRENT NEGLIGENCE OF THE SELLER, ITS AFFILIATES, OR ITS OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS.
          Section 7.2 Confidentiality. Each Party shall, and shall cause its Affiliates and Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated November 3, 2008, entered into by and between the Seller and NRG Energy, Inc. (the “Confidentiality Agreement”); provided, however, that either Party shall be entitled to disclose the terms of this Agreement to any prospective purchaser of such Party (or, in the case of the Seller, all or substantially all of the Seller’s wholesale business) that has agreed to maintain the confidentiality of such information. From and after the Closing, for purposes of the Confidentiality Agreement the Seller shall treat information regarding the Retail Business that it considered to be confidential prior to the Closing as if it were confidential information disclosed to the Seller by NRG Energy, Inc.
          Section 7.3 Regulatory Matters.

               (a) HSR Filings. The Parties shall, as soon as practicable, and, in any case, no later than 10 Business Days after the date hereof, file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Neither Party shall make a filing without the consent of the other Party, not to be unreasonably withheld. Each Party will use all reasonable best efforts to respond on a timely basis to any requests for additional information made by either of such agencies.
               (b) FERC Filing. The Seller shall cause RE Supply to file with FERC an application to withdraw its market-based rate authority within ten (10) days after the date hereof.
               (c) Other Regulatory Approvals. Each Party shall cooperate and use its reasonable best efforts to prepare and file as soon as practicable all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the Seller Required Statutory Approvals and the Purchaser Required Statutory Approvals. The Parties further agree to use reasonable best efforts to take any act, make any undertaking or receive any clearance or approval required by any Governmental Authority or Law. Each of the Parties shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation and (ii) not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other Party (which shall not be unreasonably withheld or delayed). Each of the Parties shall use reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition, or trade or energy regulation Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing Date to occur as soon as reasonably possible. The steps involved in the preceding sentence (i) shall not include proposing, negotiating or committing to affect, by consent decree, agreeing to a hold separate order or otherwise, the sale, divestiture or disposition of any material assets or businesses of the Purchaser and its Affiliates (including their respective Subsidiaries), taken as a whole, but (ii) may include agreeing to limitations on its or their conduct or actions, other than as described in clause (i) of this sentence or that would have a material impact on the business of the Purchaser and its Affiliates, taken as a whole, as may be required in order to obtain the Seller Required Statutory Approvals and the Purchaser Required Statutory Approvals as soon as reasonably possible, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding required in order to obtain the Seller Required Statutory Approvals or the Purchaser Required Statutory Approvals, which would otherwise have the effect of preventing or delaying the Closing Date beyond the Termination Date, and defending through litigation on the merits, including appeals, any claim asserted in any court by any party as required in order to obtain the Seller Required Statutory Approvals or the Purchaser Required Statutory Approvals.
               (d) Notice of Actions. Each of the Parties shall (i) give the other Party prompt notice of the commencement or threat of commencement of any Action by or before any Governmental Authority with respect to this Agreement or any of the transactions contemplated by this Agreement, (ii) keep the other Party informed as to the status of any such Action or threat thereof, and (iii) promptly inform the other Party of any communication to or from any Governmental Authority regarding this Agreement or any of the transactions contemplated by this Agreement.
          Section 7.4 Consents. The Seller and the Purchaser agree to use reasonable best efforts to obtain the Seller Required Consents and the Purchaser Required Consents, respectively, and any other third party consents necessary to transfer the Company Interests or to transfer any contracts from the Seller or its Affiliates to the Purchaser or the Subject Companies as contemplated hereby, and to cooperate with each other in connection with the foregoing (it being understood and agreed that, except as set forth in Section 7.15(b), neither the Seller nor the Purchaser shall be required to expend any amounts or incur any liabilities in connection with obtaining any third-party waivers, consents or approvals).
          Section 7.5 Public Announcements. The initial press release relating to this Agreement shall be a joint press release and thereafter the Purchaser and the Seller shall consult with each other and shall agree upon the text of any press release or public statement before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Law or any listing agreement with, or the rules of the NYSE, in which case commercially reasonable efforts to consult with the other Party shall be made prior to such release or public statement. The Purchaser shall cause each of its Affiliates to not issue any press release or make any public statement with respect to the transactions contemplated hereunder unless the Purchaser has first consulted with the Seller and obtained the Seller’s agreement with the text thereof, except as may be required by Law or any listing agreement with, or the rules of the NYSE, in which case the Purchaser shall use commercially reasonable efforts to consult with the Seller prior to such release or public statement.
          Section 7.6 Employee Matters.
               (a) Effective on or prior to the last payroll period prior to the Closing Date, the Seller shall cause the employment of each individual listed on Section 7.6(a) of the Seller Disclosure Letter (to the extent still then employed by the Seller or any of its Subsidiaries other than the Subject Companies) to be transferred to a Subject Company, provided, however, that the Parties may mutually agree, upon prior written consent, to transfer any other employee to the Subject Companies from the Seller or from the Subject Companies to the Seller during the period beginning on the date hereof and ending on the Closing Date (each such individual and each Business Employee who as of the Closing Date are employed by a Subject Company, collectively, the “Continuing Employees”). For a period beginning immediately after the Closing Date and ending on March 31, 2010, and subject to the remaining paragraphs of this Section 7.6 and the individual’s continued

employment with Purchaser or its Affiliates, Purchaser shall cause each Continuing Employee to be provided with base salary or base wages and target annual cash bonus opportunity no less than the base salary or base wages and target annual cash bonus opportunity applicable to the Continuing Employee as of the Closing Date. In addition, for a period beginning immediately after the Closing Date and ending on December 31, 2009, and subject to the remaining paragraphs of this Section 7.6 and the individual’s continued employment with the Purchaser or its Affiliates, Purchaser shall cause each Continuing Employee to be provided with other employee benefits (but specifically excluding defined benefit plan benefits, retiree medical benefits, equity based compensation, or benefits under the Power of One Incentive Plan (or “Power Bucks” benefits) substantially similar in the aggregate to those employee benefits currently provided to a Continuing Employee immediately prior to the Closing.
               (b) Except as specifically set forth in the Transition Services Agreement, on or before the Closing, the Seller shall take, or shall cause to be taken, all actions necessary to cause the Continuing Employees to cease to accrue any additional benefits after the Closing Date under all Seller Affiliate Plans that are not Assumed Benefit Plans.
               (c) As of the Closing Date, (i) Seller’s flexible spending account plan (“Seller’s Flex Plan”) shall transfer and a plan under Section 125 of the Code established or maintained by Purchaser or one or more of its Affiliates (“Purchaser’s Flex Plan”) shall accept the transfer of all of the account balances (whether positive or negative) (the “Transferred Account Balances”) under Seller’s Flex Plan of the Continuing Employees, (ii) the elections, contribution levels and coverage levels of the Continuing Employees shall apply under Purchaser’s Flex Plan in the same manner as under Seller’s Flex Plan; and (iii) the Continuing Employees shall be reimbursed from Purchasers’ Flex Plan for claims incurred at any time during the plan year of Seller’s Flex Plan in which the Closing Date occurs and submitted to Purchaser’s Flex Plan from and after the Closing Date on the same basis and the same terms and conditions as under Seller’s Flex Plan. As soon as practicable after the Closing Date, and in any event within 10 Business Days after the amount of the Transferred Account Balances is determined, Seller shall pay Purchaser or one or more of its Designated Affiliates the net aggregate amount of the Transferred Account Balances, if such amount is positive, and Purchaser shall, or shall cause one or more of its Designated Affiliates to, pay Seller the net aggregate amount of the Transferred Account Balances, if such amount is negative.
               (d) Effective as of the Closing, the Seller shall assign (to the extent they can be assigned) to the Purchaser, and the Purchaser shall assume, all rights and obligations of the Seller or its Affiliates under the agreements or arrangements listed on Section 7.6(d) of the Seller Disclosure Letter.
               (e) The Purchaser shall cause each Continuing Employee and his or her eligible dependents (including all such Continuing Employee’s dependents covered on the Closing Date by a Seller Affiliate Plan (other than any Assumed Benefit Plan) that is a group health plan) to be covered under a group health plan maintained by the Purchaser or an Affiliate of the Purchaser or the Subject Companies that (i) provides medical and dental benefits to the Continuing Employee and such eligible dependents effective immediately after the Closing Date and (ii) credits such Continuing Employee, for the year during which such coverage under such group health plan begins, with any deductibles and co-payments already incurred during such year under a Seller Affiliate Plan (other than any Assumed Benefit Plan) that is a group health plan.
               (f) The Purchaser shall cause the employee benefit plans and programs maintained after the Closing by the Purchaser and the Affiliates of the Purchaser or to

which a Continuing Employee may be eligible to participate in after the Closing Date, to recognize each Continuing Employee’s years of service and level of seniority as of the Closing Date with the Seller and its Affiliates (including service and seniority with any other employer that was recognized by the Seller or its Affiliates) for purposes of terms of employment and eligibility, vesting and, with respect to sick pay, paid time off, vacation and severance only, benefit determination, under such plans and programs to the same extent such service was recognized under a similar Seller Affiliate Plan as of the Closing Date. The Purchaser shall cause each employee welfare benefit plan or program sponsored by the Purchaser or one of its Affiliates that a Continuing Employee may be eligible to participate in after the Closing Date to waive any preexisting condition exclusion with respect to participation and coverage requirements applicable to such Continuing Employee to the same extent such pre-existing conditions exclusions were not in effect under any Seller Affiliate Plan as of the Closing Date.
               (g) Provided that on or before the Closing Date the Seller has supplied the Purchaser with a list of employee layoffs, by date and location, implemented by each of the Subject Companies during the 90-day period preceding and including the Closing Date, the Purchaser expressly agrees that it assumes all obligations to provide any required notice under the WARN Act, and to pay all severance payments, damages for wrongful dismissal and related costs, with respect to the termination of any Continuing Employee that occurs after the Closing Date. The Seller expressly agrees that it will retain all obligations to provide any required notice under the WARN Act and to pay all severance payments, damages for wrongful dismissal and related costs, arising solely as a result of employment actions of the Subject Companies that occur prior to the Closing Date.
               (h) The Purchaser shall cause each Continuing Employee to be permitted to elect after the Closing Date (or as soon thereafter as reasonably practicable) a direct rollover of his/her account balance under a Seller Affiliate Savings Plan (as defined below) to a defined contribution plan designated by the Purchaser (the “Purchaser Savings Plan”), and the Seller shall cause the applicable Seller Affiliate Savings Plan to deliver to the Purchaser Savings Plan as soon as reasonably practicable after such date the promissory notes and other loan documentation, if any, of each Continuing Employee who has elected such a direct rollover in accordance with the procedures as determined by the Seller and the Purchaser. The Purchaser and the Seller shall cooperate and take such reasonable actions, if any, as are necessary to permit the continuation of loan repayments by Continuing Employees; provided, however, that if a Continuing Employee makes a direct rollover election as described in this Section 7.6 within such 90 day period, then the applicable Seller Affiliate Savings Plan shall continue to accept loan repayments from such Continuing Employee until the date of such direct rollover. The Purchaser shall cause the Purchaser Savings Plan to accept the direct rollover of electing Continuing Employees’ benefits in cash and, if applicable, promissory notes that are not accelerated from the Seller Affiliate Savings Plans. The Seller represents, warrants and agrees with respect to the Seller Affiliate Savings Plans, and the Purchaser represents, warrants and agrees with respect to the Purchaser Savings Plan, that, as of each date of a rollover described in this Section 7.6(h), such plan (i) is intended to satisfy the requirements of Sections 401(a), (k) and (m) of the Code and (ii) will have received, or the Purchaser shall cause to be filed within the time period prescribed by the Code an application for a favorable determination letter from the IRS regarding such qualified status and covering amendments required to have been adopted prior to the expiration of the applicable remedial amendment period. Except as required by Law, the Purchaser or its designee shall not be required to provide any particular benefit under the Purchaser Savings Plan. “Seller Affiliate Savings Plan” means the Reliant Energy, Inc. Savings Plan.
               (i) Claims of Continuing Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and/or other welfare benefits (“Welfare Benefits”) (other than long-term disability benefits) that are incurred on or before the Closing Date shall be the sole responsibility of the Seller Affiliate Plans. Claims of Continuing Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than long-term disability benefits) that are incurred after the Closing Date shall be the sole responsibility of the Purchaser or its designee. Claims for workers compensation and unemployment compensation incurred on or prior to Closing shall be the sole responsibility of the Seller and its Affiliates. For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began. Claims for long-term disability benefits that are made under a Seller Affiliate Plan on or prior to the Closing Date, or claims that are made following the Closing Date that are associated with a disabling event incurred by a Continuing Employee prior to the Closing Date, shall be the sole responsibility of the Seller Affiliate Plan. Except as provided in the preceding sentence, claims of Continuing Employees and their eligible beneficiaries and dependents for long-term disability and workers’ compensation benefits that are incurred after the Closing Date shall be the sole responsibility of the Purchaser or its designee. For purposes of the preceding provisions of this paragraph, claims for long-term disability benefits based on an injury or illness occurring on or prior to the Closing Date will be deemed to have been incurred prior to the Closing Date. In the case of any claim for benefits other than a medical/dental claim or a long-term disability claim, a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claim. For avoidance of doubt, Seller and its Affiliates shall retain all liabilities for providing continuation coverage as required pursuant to COBRA with respect to any individual and their dependents who were employees of the Subject Companies and whose qualifying event occurred prior to or on the Closing Date (except to the extent coverage was provided under an Assumed Benefit Plan, in which case such liability will be borne by Purchaser).
               (j) Except to the extent required by Law, the Seller shall not pay Continuing Employees their accrued and unused vacation time (as reflected on Subject Company balance sheets or employment records), and the Purchaser or an Affiliate of the Purchaser, as applicable, shall be required to provide, without duplication of benefits, all such Continuing Employees all accrued and unused vacation (to the extent reflected in Subject Company balance sheets or employment records) through the Closing Date to the extent reflected on the Retail Financial Statements and settled pursuant to Section 7.13.
               (k) If, within the period of twelve (12) months following the Closing Date, the employment of a Continuing Employee is terminated by the Purchaser or an Affiliate of the Purchaser or the Subject Companies for a reason other than cause (as that term is defined in the Severance Plan (as defined below) as of the date hereof), then, in any such case, the Purchaser shall provide such Continuing Employee with severance benefits at least equal to the severance benefits which such Continuing Employee would have received under the Severance

Plan in which the Continuing Employee participates as of the date hereof had the employment of such Continuing Employee been terminated under circumstances entitling him or her to benefits under such plan. Such severance benefits shall be determined based on the terms of the Severance Plan in effect on the date hereof, but the Purchaser shall take into account such Continuing Employee’s aggregate service with the Purchaser and its Affiliates and his or her pre-Closing Date service recognized pursuant to Section 7.6(f). As used in this Agreement, “Severance Plan” shall mean any of the Plans identified on Section 7.6(k) of the Seller Disclosure Letter.
               (l) Nothing in this Section 7.6 shall represent a guarantee of employment to any of the Continuing Employees, nor prohibit or restrict in any way the right of the Purchaser or its Affiliates, as appropriate, to terminate the employment of any Continuing Employee consistent with applicable Law.
               (m) Prior to or on the Closing Date, Seller shall take all actions necessary to fully vest each Continuing Employee in their accrued benefit or account balance as of the Closing Date, in any retirement plan (regardless of whether such retirement plan is intended to qualify under Section 401(a) of the Code) that is a Seller Affiliate Plan other than an Assumed Benefit Plan.
               (n) To the extent reflected on the Retail Financial Statements and settled pursuant to Section 7.13, the Purchaser shall assume and pay all annual incentive amounts earned or accrued under the Seller’s incentive and bonus plans set forth on Section 7.6(n) of the Seller Disclosure Letter (the “Annual Incentive Plans”), and agrees to pay any such amounts at a time and in a manner that are consistent with the terms of such Annual Incentive Plans and historical past practices.
               (o) Except as specifically set forth herein, after Closing, the Seller and its Affiliates (other than the Subject Companies) shall retain and indemnify, defend and hold harmless the Purchaser, the Subject Companies and its and their Affiliates from and against any liabilities arising under any Seller Affiliate Plan or any other employee benefit plan program or arrangements to which the Seller or any ERISA Affiliate of the Seller has any liability, other than an Assumed Benefit Plan. In addition, the Seller or its Affiliates (other than the Subject Companies) shall indemnify, defend and hold harmless the Purchaser, the Subject Companies and its and their Affiliates against any liabilities or obligations of any kind arising prior to the Closing to provide any post employment health or life insurance benefits to any current or former employees of the Subject Companies other than as specifically required pursuant to COBRA.
               (p) Prior to the Closing Date, the Seller shall take all actions necessary, if any, to transfer the sponsorship and liability associated with the Power of One Incentive Plan to the Seller or one of its Affiliates (other than the Subject Companies) and shall pay any amounts accrued by any Continuing Employees in accordance with the terms of the Power of One Incentive Plan as in effect as of the Closing Date. For the avoidance of doubt, neither the Purchaser nor the Subject Companies shall assume any responsibility or liability with respect to any benefit under the Power of One Incentive Plan.

               (q) Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the Purchaser’s ability to amend, modify or terminate, consistent with this Agreement, any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by the Purchaser, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.
          Section 7.7 Tax Matters.
               (a) Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Purchaser shall pay all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement. The Purchaser shall prepare and file all necessary documentation and Tax Returns with respect to such Transfer Taxes; provided, however, that the Seller shall cooperate with the Purchaser and take any action reasonably requested by the Purchaser which does not cause the Seller to incur any cost in order to minimize such Transfer Taxes. “Transfer Taxes” shall mean any and all transfer Taxes (excluding Taxes measured in whole or in part by net income or Taxes imposed under Texas Tax Code Section 171), including sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.
               (b) Tax Returns. Except as otherwise provided in Section 7.7(a) above, the Seller shall prepare and file or cause to be prepared and filed when due (i) all Tax Returns that are required to be filed by or with respect to any of the Subject Companies for taxable years or periods ending on or before the Closing Date and (ii) all Texas franchise Tax Returns in which the Subject Companies would be included for pre-Closing activities, and the Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. The Seller shall permit the Purchaser to review and comment upon such Tax Returns described in clause (ii) of this Section 7.7(b) prior to the filing thereof, such comments to be considered in good faith by the Seller. The Purchaser shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to any of the Subject Companies for taxable years or periods ending after the Closing Date (excluding any Texas franchise Tax Returns in which the Subject Companies would be included for pre-Closing activities), and the Purchaser shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice. The Purchaser shall provide a written request to the Seller setting forth in detail the computation of the amount owed by the Seller for taxable periods that end on or before the Closing Date, and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, at least 30 days prior to the due date for the applicable Tax Return. The Seller shall pay to the Purchaser, no later than two days prior to the due date for the applicable Tax Return, the Seller’s allocable share pursuant to this Section 7.7 of the Taxes which are payable with any Tax Return to be filed by the Purchaser with respect to any Straddle Period. The term “Straddle Period” means a taxable year or period beginning on or before, and ending after, the Closing Date.

               (c) Computation of Tax Liabilities. To the extent permitted or required by applicable Law or administrative practice, the taxable year of each of the Subject Companies which includes the Closing Date shall be treated as closing on (and including) the Closing Date. For purposes of apportioning between the Seller and the Purchaser the Taxes of any of the Subject Companies or with respect to the assets of any of the Subject Companies for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis.
               (d) Assistance and Cooperation. Each of the Purchaser and the Seller shall provide the other with such assistance as may reasonably be requested (including access to the assets, properties, personnel and records of any of the Subject Companies) by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any Tax Authority, or any judicial or administrative proceedings relating to liability for Taxes with respect to any of the Subject Companies and each shall retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 7.7 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to any of the Subject Companies shall be kept confidential by the Parties hereto except to the extent that a Party is legally compelled to disclose such information.
               (e) Contests.
               (i) Notice. After the Closing Date, the Purchaser and the Seller shall each notify the other in writing within ten days of the commencement of any audit or administrative or judicial proceeding affecting the Taxes or Tax attributes of any of the Subject Companies, which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification under this Section 7.7 by the other Party (“Tax Indemnitor”). Such notice shall contain factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax liability. If either the Purchaser or the Seller fails to give the other Party prompt notice of an asserted Tax liability as required under this Agreement, then (A) if the Tax Indemnitor is precluded by the failure to give prompt notice from contesting the asserted Tax liability in any administrative or judicial forum, then such Party shall not have any obligation to indemnify the other Party for any Losses arising out of such asserted Tax liability and (B) if the Tax Indemnitor is not so precluded from contesting, if such failure to give prompt notice results in a detriment to the Tax Indemnitor, then any amount which the Tax Indemnitor is otherwise required to pay pursuant to this Section 7.7 with respect to such liability shall be reduced by the amount of such detriment.
               (ii) Control of Contests Involving Pre-Closing Periods or Straddle Periods. In the case of an audit or administrative or judicial proceeding involving any Taxes or Tax attributes relating to any taxable years or periods ending on or before the Closing Date or any Straddle Period of any of the Subject Companies, the Seller shall have the right, at its expense, to control the conduct of such audit or proceeding; provided, however, that if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of any of the Subject Companies for which the Purchaser would be liable under this Section 7.7, the Purchaser may participate in the conduct of such audit or proceeding at its own expense and the Seller shall not settle any such audit or proceeding without the consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
               (iii) Control of Contests Involving Post-Closing Periods. In the case of an audit or administrative or judicial proceeding involving any Taxes or Tax attributes relating to any taxable years or periods beginning on or after the Closing Date of any of the Subject Companies, the Purchaser shall have the right, at its expense, to control the conduct of such audit or proceeding; provided, however, that if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of any of the Subject Companies for which the Seller would be liable under this Section 7.7, the Seller may participate in the conduct of such audit or proceeding at its own expense and the Purchaser shall not settle any such audit or proceeding without the consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
               (f) Indemnification by the Seller. Notwithstanding any other provision of this Agreement, the Seller shall indemnify the Purchaser and the Subject Companies, as applicable, from and against and in respect of (i) any and all Losses incurred by the Purchaser or the Subject Companies, as applicable, which may be imposed on, sustained, incurred, or suffered by or assessed against the Purchaser or the Subject Companies, as applicable, directly or indirectly, to the extent relating to or arising out of any liability for Taxes of any of the Subject Companies, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, (ii) any and all Losses of any person (other than one of the Subject Companies) imposed on one of the Subject Companies as a transferee or successor, by contract or pursuant to any law, rule or regulations, which Taxes relate to an event or transaction occurring before the Closing, and (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Subject Companies is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6, Texas Tax Code section 171, or any analogous or similar state, local, or non-U.S. law or regulation.
               (g) Indemnification by the Purchaser. Notwithstanding any other provision of this Agreement, the Purchaser shall indemnify the Seller from and against and in respect of any and all Losses incurred by the Seller, which may be imposed on, sustained, incurred, or suffered by or assessed against the Seller, directly or indirectly, to the extent relating to or arising out of (i) any liability for Taxes of any of the Subject Companies for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date or (ii) any liability for Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement.

               (h) Refunds. Any Tax refund (including any interest in respect thereof) received by the Purchaser or any of the Subject Companies, and any amounts credited against Tax to which the Purchaser or any of the Subject Companies becomes entitled (including by way of any amended Tax Returns) that relate to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, shall be for the account of the Seller, and the Purchaser shall pay to the Seller any such refund or the amount of any such credit (net of any Taxes imposed on, and fees or expenses incurred by, the Purchaser and its Affiliates with respect to such refund or credit) within fifteen (15) days after receipt or entitlement thereto.
               (i) Tax Sharing Agreements. All Tax allocation, Tax sharing, Tax indemnity or similar agreements between the Seller or any of its Affiliates (other than any of the Subject Companies), on the one hand, and any of the Subject Companies, on the other hand, shall be terminated with respect to any of the Subject Companies on or prior to the Closing Date, and, after the Closing Date, neither the Seller nor any of its Affiliates (other than any of the Subject Companies), on the one hand, nor any of the Subject Companies, on the other hand, shall be bound thereby or have any further liability or obligation thereunder to the other Party.
               (j) Tax Characterization. The Parties agree that, for U.S. federal income Tax purposes (and, where applicable, state, local, and foreign Tax purposes) the purchase and sale of the Company Interests constitutes a direct acquisition by the Purchaser from the Seller of all of the assets of the Company and any entities owned by the Company that are disregarded for U.S. Federal income tax purposes.
          Section 7.8 Financial Information.
               (a) After the Closing, upon reasonable written notice, the Purchaser and the Seller shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives, during normal business hours, such information (including records pertinent to the Subject Companies) as is reasonably necessary for financial reporting and accounting matters.
               (b) The Purchaser shall retain all of the books and records of the Subject Companies for a period of six (6) years after the Closing Date or such longer time as may be required by Law. After the end of such period, before disposing of such books or records, the Purchaser shall give notice to such effect to the Seller and give the Seller an opportunity to remove and retain all or any part of such books or records as the Seller may select.

          Section 7.9 Termination of Affiliate Contracts. Except as set forth in Section 7.9 of the Seller Disclosure Letter and except as agreed to in writing by the Seller and the Purchaser, all Affiliate Contracts, including any agreements or understandings (written or oral) with respect thereto, shall terminate simultaneously with the Closing without any further action or liability on the part of the parties thereto. Notwithstanding the foregoing, in the absence of a written agreement, the provision of any services (similar to those contemplated by the preceding sentence) by the Seller to the Subject Companies from and after the Closing, which services may be provided by the Seller in its sole discretion, shall be for the convenience, and at the expense, of the Purchaser.
          Section 7.10 Intentionally Omitted.
          Section 7.11 Seller’s Name. At or prior to the Closing, the Seller shall cause the following agreements to be terminated: (i) the Amended and Restated Trademark Trust Agreement, dated as of December 1, 2006 among the Seller, RERH, and Wilmington Trust Company, (ii) the Trademark Administrative Servicing Agreement between Seller and Trademark Trust, dated December 1, 2006, (iii) the Trademark License Agreement between Trademark Trust and Seller, dated December 1, 2006, and (iv) the Trademark License Agreement between Trademark Trust and RERH, dated December 1, 2006. At the Closing, the Seller shall (and shall cause the Trademark Trust and its trustee and Affiliates of the Seller to) transfer and deliver to the Purchaser or its designee all of the right, title and interest in and to the Trademarks pursuant to the Trademark Assignment. Except as set forth in this Section 7.11, after the Closing, Seller shall, and shall cause each of its Affiliates (except for the Subject Companies) to, immediately cease the use of, and not use, apply for, register or maintain, any names, trademarks, service marks or domain names consisting of or incorporating any of the Trademarks or any names, trademarks, service marks or domain names confusingly similar thereto, in any fashion. As soon as reasonably practicable after the Closing but not later than 60 days after the Closing Date, the Seller shall, and shall cause each of its Affiliates (except for the Subject Companies) to, (i) remove the name “Reliant” (or any variation, derivation and translations thereof) and all other names incorporating any Trademarks (the “Reliant Names”) from its email addresses, websites, price lists, invoices, literature, brochures, manuals, stationery and business cards, and (ii) change its corporate name so that it does not include any of the Trademarks. As soon as reasonably practicable after the Closing but not later than 120 days after the Closing Date, the Seller shall, and shall cause each of its Affiliates (except for the Subject Companies) to, remove the Reliant Names from all other properties and assets (including facilities, real property signage, signs, flags, supplies and other materials not set forth in the immediately foregoing sentence). Notwithstanding the foregoing, immediately after the Closing, the Seller shall not, and shall cause each of its Affiliates (except for the Subject Companies) not to, use any Reliant Names in any official correspondence or advertising; provided, however, that, during the period of 120 days after the Closing Date, the Seller and its Affiliates (except for the Subject Companies) may refer to their respective corporate names used prior to the Closing immediately following or preceding (as applicable) the phrase “formerly known as”, “previously doing business as”, “doing business as” or other equivalent phrases, solely in connection with notifying third parties of the new corporate names of the Seller or its Affiliates (other than the Subject Companies) or as required by applicable Law. The Seller shall include in the proxy statement for its 2009 annual meeting of shareholders a proposal to amend the Seller’s Third Restated Certificate of Incorporation to change the name of the Seller in accordance with this

Section 7.11 (it being understood and agreed that such proposal may be conditioned upon the Closing occurring).
          Section 7.12 Further Assurances. Each Party will, and will cause its Subsidiaries (or, in the case of the Purchaser, its Affiliates) to, execute such further documents or instruments and take such further actions as may reasonably be requested by the other Party in order to consummate the transactions in accordance with the terms hereof. Each Party to this Agreement shall execute and deliver such instruments and take such other actions as the other Party may reasonably request in order to carry out the intent of this Agreement, including, without limitation, (i) the execution of back-to-back agreements to effect the transfer from the Seller to the Purchaser of the benefits and burdens to the Seller under any agreement identified in Section 7.12 of the Seller Disclosure Letter, to the extent that the Seller is unable to transfer or assign such agreement to the Purchaser or the Purchaser is unable to renegotiate such agreement prior to the Closing Date and (ii) the delivery of copies of the Source Code to which the Purchaser is provided access, but not a copy, at Closing. The Parties acknowledge that in connection with the separation of the Subject Companies from the Seller the Parties may desire to transfer certain assets or contracts not otherwise provided by this Agreement to the Purchaser or the Subject Companies, or from the Purchaser or the Subject Companies to the Seller. The Parties agree to reasonably cooperate to determine what, if any, such assets or contracts (or rights or benefits with respect to such assets or contracts) should be transferred (or returned to the Seller) to effectuate the general principles used to divide assets pursuant to this Agreement.
          Section 7.13 Payments in Respect of Closing Working Capital; Accounts Settlement; Excluded Liabilities Waiver.
               (a) For purposes of this Agreement, (i) “Designated Current Assets” shall mean all of the current assets of the Subject Companies reflected in the accounts set forth on Exhibit O as of the effective time of the Closing as determined in accordance with GAAP consistent with the accounting principles, practices and methodologies used in the preparation of the December 31, 2008 consolidated balance sheet of the Company, including, but not limited to, the procedures described in Exhibit O (collectively, the “Settlement Procedures”), (ii) “Designated Current Liabilities” shall mean (x) all of the current liabilities of the Subject Companies as of the effective time of the Closing and (y) all escheat deposits of the Subject Companies as of the effective time of the Closing, in each case reflected in the accounts set forth on Exhibit O as determined in accordance with the Settlement Procedures and (iii) “Segregated Cash” shall mean any cash held by any Subject Company as of the effective time of the Closing that (x) was received by any Subject Company from a customer and (y) under rules promulgated by the PUCT after the date of this Agreement, is required to be maintained as of the effective time of the Closing in a segregated account pending application.
               (b) At least three days before the Closing Date, the Seller shall provide the Purchaser with a good faith estimate of the aggregate amount, if any, by which (x) the amount of accounts payable included in the Designated Current Liabilities as of the effective time of the Closing and accounts payable arising from any other accrued Designated Current Liability as of the effective time of the Closing (collectively, the “Designated Payables”) (other than Designated Payables that are payable to the Purchaser or any of its Affiliates) which are due during the 20 days immediately following the Closing Date exceeds (y) the aggregate amount of

“Retail Receipts” which are expected to be received during the 20 days immediately following the Closing Date, based on the daily cash forecast prepared by the Seller’s treasury department in the ordinary course of business consistent with past practice on the date of such estimate (the “Estimated Day 20 Deficit”). Within 10 days following the Closing Date the Purchaser shall provide the Seller with a good faith estimate of the aggregate amount of the Designated Current Assets minus the aggregate amount of the Designated Current Liabilities of the Subject Companies as of the effective time of the Closing (the “Adjusted Closing Working Capital”) determined in accordance with the attached Exhibit N (the “NWC Estimate”) and the Settlement Procedures using information from the month-end accounting closing. For the avoidance of doubt, the Adjusted Closing Working Capital shall not include any cash paid to the Seller pursuant to Section 7.13(c)(i), and the Adjusted Closing Working Capital shall include any cash of the Subject Companies as of the effective time of the Closing, including any cash contributed by the Seller to the Subject Companies pursuant to Section 7.13(c)(ii) and including any Segregated Cash.
               (c) On the Closing Date,
               (i) The Seller shall be entitled to cause the Subject Companies to distribute and pay to the Seller by wire transfer of immediately available funds an amount not to exceed (A)(1) the cash and cash equivalents held by the Subject Companies less (2) an amount equal to the Estimated Day 20 Deficit, plus (B) the amount of Segregated Cash, if any, and
               (ii) if the aggregate amount of any cash and cash equivalents held by the Subject Companies is less than the Estimated Day 20 Deficit, the Seller shall contribute to the Company an amount equal to the amount by which the Estimated Day 20 Deficit exceeds such cash and cash equivalents. The aggregate amount of cash (other than Segregated Cash) remaining in the Subject Companies as of the effective time of the Closing (after any distribution pursuant to clause (i) and any contribution contemplated by this clause (ii), if applicable, is referred to herein as the “Closing Date Cash Funding Amount”.
               (d) After the Closing Date, the Purchaser shall, and shall cause the Subject Companies to, send invoices in respect of, and use commercially reasonable efforts consistent with the Subject Companies’ past practices to collect, the accounts receivable included in the Designated Current Assets as of the effective time of the Closing and the accounts receivable generated in respect of any unbilled amounts included in the Designated Current Assets as of the effective time of the Closing (collectively, the “ Designated Accounts Receivable”).
               (e) From and after the Closing, on or before the due date the Purchaser shall review and pay or dispute, or shall cause the Subject Companies to review and pay or dispute, consistent with the Subject Companies’ past practices, all Designated Payables and other Designated Current Liabilities.
               (f) The Purchaser shall not, and shall cause each Subject Company not to, (i) release, waive or compromise any right in respect of any Designated Account Receivable or any other Designated Current Asset, including any receivable that was written off prior to the effective time of the Closing, or Designated Current Liability, or (ii) encourage or facilitate any failure or refusal to pay any Designated Account Receivable or other such current asset.
               (g) The Purchaser shall make, or shall cause the Subject Companies to make, the payments to the Seller required under Schedule 7.13. All payments pursuant to this Section 7.13(g) shall be made by wire transfer of immediately available funds to an account designated by the Seller.
               (h) For purposes of determining the amounts payable under this Section 7.13 the Purchaser shall, and shall cause the Subject Companies to, apply the Settlement Procedures.
               (i) Each Party shall provide the other Party and its representatives with copies of all applicable records (including supporting documentation generated in connection with any determination hereunder) necessary for any determination of net working capital or any amounts due hereunder, as well as access to the employees and representatives of such Party to assist the other Party in its review of such supporting records and information.
               (j) If the Seller has any objections to any calculation or determination made by the Purchaser or any Subject Company pursuant to this Section 7.13 (including, for the avoidance of doubt, Schedule 7.13), the Seller shall notify the Purchaser in writing (the “Notice of Disagreement”) of such disagreement. The Notice of Disagreement shall set forth in reasonable detail of the basis for the disagreement. Thereafter, the Seller and the Purchaser shall attempt in good faith to resolve any such objection. If the Seller and the Purchaser are unable to resolve in good faith the disagreement within 30 days after the delivery of the Notice of Disagreement, such disagreement shall be referred to an independent accounting and auditing firm of nationally recognized standing (who shall not be the regular outside accounting and auditing firm of either Party) (the “Independent Expert”) mutually selected by the Seller and the Purchaser for a resolution of such disagreement, in accordance with the requirements of this Section 7.13. If the Parties do not promptly agree on the selection of an Independent Expert, each of them shall appoint an independent public accounting firm (the fees, costs and expenses of such independent public accounting firm shall be borne by the Party appointing such firm) and such two independent public accounting firms shall jointly select the Independent Expert. Each Party shall submit its calculation of the disputed components of the relevant item or amount to the Independent Expert, along with such supporting information as it deems appropriate, on or before the end of the fifth Business Day following the referral of the matter to the Independent Expert. In making its determination, the Parties shall jointly instruct the Independent Expert to consider only those items or amounts as to which the Seller has disagreed, to select which of the two items or amounts is closer to the appropriate item or amount consistent with the requirements of this Section 7.13, and to notify the Parties as promptly as practicable as to which is so selected. The Independent Expert’s selection shall be final and binding on the Parties, the Parties shall use the item or amount selected, and the non-prevailing Party shall bear the fees and expenses of the Independent Expert. The Parties may agree to any calculation at any time.
               (k) Seller and its Affiliates, in addition to their indemnity obligations in Section 10.2(a)(iii), hereby waive enforcement, release, and fully discharge the Subject

Companies of any obligations with respect to the Excluded Liabilities at and as of the effective time of the Closing.
          Section 7.14 Transition Services Agreement. At or prior to the Closing, the Seller, the IT Trust and RERH shall enter into the Transition Services Agreement.
          Section 7.15 Computer Systems.
               (a) At the Closing, the Seller shall and shall cause its Affiliates (excluding the Subject Companies but including the IT Trust) to:
               (i) transfer to RERH all right, title and interest in and to the computer software (and accompanying Intellectual Property rights) listed as “Internal” in Section 7.15(a)(i) of the Seller Disclosure Letter;
               (ii) transfer to RERH all right, title and interest in and to any modifications owned by Seller or any of its Affiliates to the computer software (and accompanying Intellectual Property rights) listed as “Vendor SW” and in and to any modifications owned by Seller or any of its Affiliates to any service (and accompanying Intellectual Property rights) listed as a “service” in Section 7.15(a)(i) of the Seller Disclosure Letter;
               (iii) transfer to RERH the Seller’s entire contractual right to use the computer software and services listed in Section 7.15(a)(iii) of the Seller Disclosure Letter, provided that the transfer of applicable Contracts (other than those set forth on Section 3.2(i) of the Seller Disclosure Letter) shall be subject to obtaining any applicable Seller Required Consents;
               (iv) transfer to RERH that portion of the Seller’s contractual right to use the computer software and services listed in Section 7.15(a)(iv) of the Seller Disclosure Letter as are used in the Retail Business as of the date of this Agreement, provided that the transfer of applicable Contracts (other than those set forth on Section 3.2(i) of the Seller Disclosure Letter) shall be subject to obtaining any applicable Seller Required Consents;
               (v) grant to the Subject Companies a license to computer software listed in Section 7.15(a)(v) of the Seller Disclosure Letter under the terms and conditions of the IP License Agreement; and
               (vi) transfer to RERH all right, title and interest in and to the network hardware, telecom hardware, Unix server hardware, Unix storage hardware, Wintel server hardware, Wintel storage hardware and other hardware set forth on Section 7.15(a)(vi) of the Seller Disclosure Letter.
               (b) The Parties acknowledge and agree that any third-party consents required in connection with the assignment or partitioning of any Contracts under Section 7.15(a)(iii) or Section 7.15(a)(iv) shall constitute Seller Required Consents. If obtaining any such Seller Required Consent or any consent in connection with the satisfaction of the condition set forth in Section 8.2(i) will require the payment of consideration to a third party, each of the Seller and the Purchaser shall pay fifty percent (50%) of all such consideration. Except as set forth in the immediately preceding sentence, each of the Seller and the Purchase will be responsible for on-going costs associated with the assigned or partitioned Contracts of such Party.
          Section 7.16 Insurance. Except as otherwise provided in this Section 7.16, the Purchaser acknowledges that the Retained Policies will not continue to insure the assets or business of the Subject Companies after the Closing Date. Except as otherwise provided in this Section 7.16, the Purchaser hereby further acknowledges that after the Closing Date, if a Subject Company suffers any casualty or loss, including a product liability or workers’ compensation claim, such loss shall be payable solely by the Purchaser, and shall not be payable by the Seller or under the Retained Policies. The Seller shall keep in force the Retained Policies for at least six (6) years after the Closing Date with respect to occurrences on or prior to the Closing Date related to the Subject Companies or the Retail Business, and shall name the Purchaser and the Subject Companies as additional named insureds upon the Closing (with the exception of worker’s compensation insurance, on which Purchaser shall be named as an alternative Employer); provided that the Seller may, in good faith and consistent with prudent industry practice, discontinue the Retained Policies after the Closing Date, if the Seller obtains and maintains tail coverage liability insurance with respect to the Subject Companies and the Retail Business, which shall remain in effect for at least six (6) years after the Closing Date. The Seller shall provide notice to its insurer of the Closing of the transactions described in this Agreement. The Purchaser shall be responsible for any deductibles for claims made after the Closing Date under the Retained Policies with respect to the Subject Companies and the Retail Business. To the extent the Purchaser or any of its Affiliates has or obtains substitute policies to the Retained Policies, such substitute policies shall include a waiver of any rights of subrogation that the insurance carriers underwriting such policies may have against Seller or Seller’s Affiliates, or under the Retained Policies.
          Section 7.17 Non-Solicitation. Subject to Section 7.18(g), the Seller agrees that from the execution of this Agreement to two years after the Closing Date, none of the Seller or any of its Affiliates will offer (provided that it shall not be deemed an “offer” to conduct a general solicitation through the use of media advertisements, the internet or professional search firms not targeted specifically at the Subject Companies (a “General Solicitation”)) to hire, or otherwise employ any Continuing Employee, other than (i) any individual who initiated contact with the Seller or any of its Affiliates in response to a General Solicitation, (ii) with the prior consent of the Purchaser, or (iii) individuals who were terminated by the Purchaser prior to any discussions of potential employment or terms of employment between any such individual and the Seller or its Affiliates.
          Section 7.18 Non-Compete.
               (a) The Seller, for itself and on behalf of its wholly owned Subsidiaries (other than the Subject Companies), agrees that for a period of forty-eight (48) calendar months beginning at the Closing, neither the Seller nor its wholly owned Subsidiaries (other than the Subject Companies) shall (i) offer, or participate through ownership, in the sale or marketing of electric energy to retail customers as a power marketer, Retail Electric Provider, or

Provider of Last Resort in each case within the ERCOT region (the “Restricted Business”), or (ii) license any Intellectual Property owned by the Seller or such Subsidiaries (or use any such Intellectual Property to provide any services) to any Person that engages in any Restricted Business; provided, however, that notwithstanding the foregoing, nothing contained herein shall restrict Seller or any of its Subsidiaries from owning all or any part of, or managing or otherwise participating in any manner in, any cogeneration project all or a portion of the electric output of which is sold to the steam host or hosts, or taking any action incidental thereto or holding any license in connection therewith.
               (b) Effective upon the Closing, Seller shall, or shall cause its wholly owned Subsidiaries (other than the Subject Companies, REST, or RETR) to, apply for the withdrawal or termination of any authorizations by any Governmental Authority to supply competitive energy supply services to retail customers in the ERCOT region; provided, however, that notwithstanding the foregoing, nothing contained herein shall restrict Seller or any of its Subsidiaries from owning all or any part of, or managing or otherwise participating in any manner in, any cogeneration project all or a portion of the electric output of which is sold to the steam host or hosts, or taking any action incidental thereto or holding any license in connection therewith.
               (c) Nothing contained in this Agreement shall prohibit the Seller or any Subsidiary or Affiliate of the Seller from entering into an agreement providing for, or from consummating, (i) any business combination transaction (including any merger, consolidation, stock or asset purchase or sale or other similar transaction) with, or (ii) any acquisition (whether by merger, consolidation, stock or asset purchase or other similar transaction) of all or substantially all of the shares of capital stock of, or all or substantially all of the partnership or other equity interest in, or all or substantially all of the assets or business of, any Person that engages in any Restricted Business; provided however, that if (x) such Restricted Business constitutes a Significant Restricted Business and (y) such transaction does not constitute a Change of Control, then the Seller shall use commercially reasonable efforts to sell to an unaffiliated third party as soon as reasonably practicable after such acquisition such Restricted Business, and the conduct of such Significant Restricted Business pending such sale shall not be prohibited by this Agreement. In the event that any such Restricted Business does not constitute a Significant Restricted Business, the conduct of such Restricted Business shall not be prohibited by this Agreement; further provided that none of the Intellectual Property owned by the Seller after the Closing, personnel employed by the Seller or any Subsidiary as of the Closing, or information retained by the Seller concerning the assets, financial condition, results of operations, customer lists and prospects of the Company and the Retail Business may be utilized in the conduct of any such Restricted Business (or with respect to such Intellectual Property, licensed or used to provide any services to any Person (other than the Purchaser or any Subject Company) that engages in any Restricted Business) for a period of twenty-four (24) months after the Closing Date (except from and after the occurrence of a Change in Control, in which case the restrictions of this proviso on the conduct of such Restricted Business shall not apply). For the avoidance of doubt, nothing contained in this Section 7.18(c) shall be deemed to permit the Seller or any Subsidiary of the Seller to conduct any Restricted Business using any Reliant Name.

               (d) Nothing contained in this Agreement shall prohibit the Seller or any Subsidiary or Affiliate of the Seller from acquiring or holding shares of capital stock or a partnership or other equity interest in any Person that engages in any Restricted Business if such Restricted Business constitutes a Significant Restricted Business, where such shares or interest represent no more than (x) 15% of the outstanding voting power in such Person, if such Person does not have any class of equity securities registered under the Exchange Act, or (y) 25% of the outstanding voting power in such Person, if such Person has any class of equity securities registered under the Exchange Act; provided, however, that in each such case, such shares or interests are purchased and/or held solely for investment purposes and the Seller and its Affiliates abide by the proviso relating to the use of Intellectual Property, personnel and information in Section 7.18(c).
               (e) The Seller, for itself and on behalf of its wholly owned Subsidiaries (other than the Subject Companies), acknowledges and agrees that the restrictions set forth in this Section 7.18 are reasonably designed to protect the Purchaser’s substantial investment and are reasonable with respect to duration, geographical area and scope and do not impose undue hardship on the Seller or any of its Subsidiaries. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.18 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or enforceability shall have the power to reduce the duration, geographical area or scope of such term or provision such that the term or provision is valid and enforceable and comes closest to expressing the intention of the invalid or unenforceable term or provision.
               (f) Certain Definitions. For purposes of this Section 7.18, the following terms have the following meanings:
               (i) “Change of Control” means any merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction (x) that results in any Person or Persons beneficially owning 50% or more of any class of equity securities of the Seller or (y) following which the voting securities of the Seller outstanding immediately prior to such transaction do not represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Seller or such surviving entity or any parent thereof outstanding immediately after such transaction.
               (ii) “Significant Restricted Business” shall mean, with respect to a particular Person, the Restricted Business of such Person if more than 20% of such Person’s consolidated total revenues during the most recently completed fiscal year were derived from such Person’s Restricted Business.
               (g) Notwithstanding anything in this Agreement to the contrary, none of the restrictions set forth in Section 7.17 or this Section 7.18 shall apply to (i) for the avoidance of doubt, any Person that is not directly or indirectly wholly owned by the Seller (other than the Seller or Persons controlled by the Seller or any of its Subsidiaries), (ii) any Person that, or any Person who is a Subsidiary or Affiliate of any Person that, (x) acquires all or any portion of the assets of, or equity interests in, the Seller or any of its Subsidiaries (whether by merger, consolidation, stock or asset purchase or other similar transaction), and (y) prior to such acquisition was not a wholly owned Subsidiary of the Seller, (iii) any Person that has been a Subsidiary of the Seller if it ceases to be an Affiliate of the Seller or (iv) the Seller or any of its Subsidiaries or Affiliates (or any successor or assign of any of the foregoing) from and after the occurrence of a Change of Control.
          Section 7.19 Transfer of the Seller’s Interest in RESE and Certain Assets Held by RE Supply. The Seller and the Purchaser agree that on or prior to the Closing Date, the Seller shall (i) transfer or distribute all of the membership interests in RESE to an Affiliate (other than a Subject Company) of the Seller (the “RESE Transfer”); (ii) cause RE Supply to assign to Reliant Energy Services, Inc. or to another Subsidiary of the Seller with market based rates and which is not a Subject Company, and cause such assignee to assume all of the obligations of RE Supply under, the contracts set forth in Section 7.19(ii) of the Seller Disclosure Letter (the “RE Supply Transfer”); (iii) cause the contracts set forth on Section 7.19(iii) of the Seller Disclosure Letter to be assigned to RESE; and (iv) cause RE Supply to either (x) terminate and shutdown its membership and settlement account with PJM or (y) transfer to an Affiliate (other than a Subject Company) of the Seller its membership and settlement account with PJM. Neither the Seller nor any Subsidiary of the Seller shall have any obligation to pay or otherwise compensate the Company, RE Supply or the Purchaser for the RESE Transfer or the RE Supply Transfer.
          Section 7.20 Transfer of Certain Assets to the Subject Companies. At or prior to the Closing, the Seller shall or shall cause the IT Trust and its other Subsidiaries, where applicable, to assign to the Subject Companies, and shall cause the Subject Companies to assume and agree to perform and discharge, all contracts listed on Section 3.2(i) of the Seller Disclosure Letter and other assets listed in Section 7.20 of the Seller Disclosure Letter. On the Closing Date, the Seller and the Purchaser agree that the Seller shall cause Reliant Energy Services, Inc. to transfer to the Purchaser, and the Purchaser shall accept and assume and agree to perform, the ICE cleared swap contracts relating to the Upton Wind Contract held by Reliant Energy Services, Inc. as of the Business Day prior to the Closing Date (ICE Deal IDs 6495331, 6495387, 6495558/ Reliant Deal IDs 42286382, 42286383, 42286384). All such ICE position transfers shall be at the original prices and provisions thereof, for the remaining term thereof, and each Party shall pay its own broker’s fees and futures clearing member (FCM) fees.
          Section 7.21 Performance of Obligations under Master Separation Agreement.
               (a) At or prior to the Closing, the Seller shall be entitled to cause each Subject Company to execute and deliver to the Seller (i) a release by such Subject Company for itself and its Affiliates (other than Seller and its Subsidiaries (other than the Subject Companies)), successors and assigns, and all Persons who at any time prior to the “IPO Closing Date” (as defined in the Master Separation Agreement) have been shareholders, directors, officers, agents or employees of such Subject Company (in each case, in their respective capacities as such) to effectuate the provisions of Section 3.1(a) of the Master Separation Agreement, (ii) an agreement not to make any claim or demand or commence any “Action” (as defined in the Master Separation Agreement, hereinafter referred to as an “MSA Action”) asserting any claim or demand prohibited by Section 3.1(d) of the Master Separation Agreement, (iii) an agreement to comply with Section 3.1(e) of the Master Separation Agreement, (iv) an

agreement to comply with Article IX of the Master Separation Agreement (to the extent applicable), (v) an agreement to comply with the provisions of Section 10.5 of the Master Separation Agreement applicable to a member of the “Resources Group” (as defined in the Master Separation Agreement), (vi) an agreement to comply with the provisions of Section 10.9 of the Master Separation Agreement applicable to a member of the “Resources Group” (as defined in the Master Separation Agreement), (vii) an agreement to comply with the provisions of Section 10.15 of the Master Separation Agreement and (viii) an agreement that it is bound by the limitations of liability set forth in Section 11.1 of the Master Separation Agreement to the extent applicable. The Purchaser shall have the right to review and approve each such document contemplated herein, such approval not to be unreasonably withheld or delayed. From and after the Closing, the Purchaser shall cause each Subject Company to comply with and perform its obligations under the agreements referred to in clauses (ii), (iii), (iv), (v), (vi), and (vii) of this Section 7.21(a).
               (b) Following the Closing Date, if the Seller receives written notice from any “REI Indemnitee” (as defined in the Master Separation Agreement) seeking indemnification from any Subject Company or alleging circumstances that the Seller believes would reasonably be expected to lead to a claim for indemnification pursuant to Section 3.2 of the Master Separation Agreement, the Seller shall deliver such written notice to the Purchaser as soon as reasonably practicable. At no cost to the Purchaser, the Seller shall also provide to the Purchaser, in a timely manner, copies of all agreements, exhibits, filings or other documentation in Seller’s possession which are applicable to any such indemnification claim against a Subject Company (except where doing so would violate any applicable confidentiality restrictions).
               (c) From and after the Closing, when requested by the Purchaser on behalf of any Subject Company, the Seller shall use commercially reasonable efforts to enforce (i) the releases contemplated by the Master Separation Agreement and (ii) the covenants and agreements of the “REI Group” (as defined in the Master Separation Agreement) applicable to such Subject Company. Enforcement at the request of the Purchaser shall be at cost of the Purchaser, and unless specified elsewhere in this Agreement, the cost of any joint enforcement activity shall be shared equally among the Seller and the Purchaser.
               (d) Without limiting the generality of Section 7.21(c), in prosecuting or defending any claim on behalf of a Subject Company under the Master Separation Agreement, including any claim for indemnification by or from a Subject Company (each a “Subject Company MSA Claim”), the Seller shall, at the cost and expense of the Purchaser, (i) diligently, in good faith and on a commercially reasonable basis, prosecute or defend, as applicable, using counsel selected by the Purchaser, the Subject Company MSA Claim, and consult in good faith with the Company regarding such prosecution or defense, (ii) provide the Company with copies of all notices, pleadings, subpoenas, filings, correspondence or other documents received in connection with the Subject Company MSA Claim, and (iii) give the Company adequate prior notice of, and the full opportunity to review and comment on, all filings, motions or other pleadings with respect to the Subject Company MSA Claim. In addition, the Seller shall not take any action to settle, terminate or cease litigation of any Subject Company MSA Claim, or to appeal or to decline to appeal any finding, ruling, order or judgment in connection with such prosecution or defense of such Subject Company MSA Claim, in any case without the prior written consent of the Company. The Seller shall not assert any Subject Company MSA Claim unless requested to do so by the Purchaser.
               (e) If the Seller learns of any act or omission by any member of the REI Group that the Seller believes is reasonably likely to constitute a breach of the Master Separation Agreement related to the Retail Business, the Seller shall provide the Purchaser with notice thereof. If the Seller receives any written notice from CenterPoint under the Master Services Agreement that the Seller understands relates to the Retail Business, the Seller shall provide a copy of such notice to the Purchaser as soon as reasonably practicable.
               (f) In connection with any matter covered by this Section 7.21, each Party shall provide the other Party at the providing Party’s offices and, except as otherwise provided herein, at no cost with reasonable access to any of its employees with relevant knowledge and to any documents in its possession (except where doing so would violate any applicable confidentiality restrictions).
               (g) The Seller shall indemnify, defend and hold harmless the Subject Companies from and against any indemnification claim against any Subject Company by any “REI Indemnitee” (as defined in the Master Separation Agreement) under Section 3.2 of the Master Separation Agreement, other than any claim with respect to which any Subject Company is an “Appropriate Member of the Resources Group” (as defined in the Master Separation Agreement). The procedures set forth in Section 10.5 shall apply to any claim for indemnification under this Section 7.21(g). For the avoidance of doubt, the indemnity contemplated in this Section 7.21(g) shall include corporate related claims against the Seller (as opposed to retail-related or wholesale-related claims), even if Seller’s past practice was to allocate as an accounting matter the cost of such claims to its Subsidiaries.
               (h) In addition, from and after the effective time of the Closing, the Purchaser shall indemnify, defend and hold harmless each of the “REI Indemnitees” (as defined in the Master Separation Agreement) from and against any and all “Losses” (as defined in the Master Separation Agreement) of the REI Indemnitees relating to, arising out of or resulting from (without duplication) any of the matters set forth in Section 3.2 of the Master Separation Agreement to the extent that any Subject Company is an “Appropriate Member of the Resources Group” (as defined in the Master Separation Agreement) with respect to such Loss; provided, however, that the obligations of the Purchaser under this Section 7.21(h) shall be applicable only to “Losses” (as defined in the Master Separation Agreement) to the extent arising out of the Retail Business. The Purchasers obligations under this Section 7.21(h) shall be subject to, and performed in compliance with, the other applicable provisions of Article III of the Master Separation Agreement (determined as if the Purchaser were the “Appropriate Member of the Resources Group” for such purposes).
               (i) Between the date of this Agreement and the Closing, the Seller and the Purchaser shall jointly use commercially reasonable efforts to negotiate in good faith an agreement with CenterPoint to novate the provisions of the Master Separation Agreement described in Section 7.21(a) and Section 7.21(h) from the Seller to the Subject Companies (but only the obligations and agreements under such provisions contemplated by and to the extent of Section 7.21(a)) or, with respect to Section 7.21(h), to the Guarantor, in any such case, with the

Seller released from such provisions insofar as such provisions relate to the Subject Companies and CenterPoint having direct rights against the Subject Companies or, with respect to Section 7.21(h), the Guarantor, in respect of such provisions, and to provide the Subject Companies with contractual rights directly against CenterPoint with respect to the releases, covenants and agreements of the “REI Group” contemplated by Section 7.21(c) (a “CNP Novation Agreement”). In the event that the Seller, the Guarantor, CenterPoint and the Subject Companies enter into a CNP Novation Agreement, the provisions of Section 7.21(c), Section 7.21(d) and Section 7.21(e) shall become null and void; provided, however, that the Seller shall not permit the Subject Companies to enter into a CNP Novation Agreement without the prior written consent of the Purchaser, such consent not to be unreasonably withheld.
               (j) Notwithstanding anything in this Section 7.21 to the contrary, this Section 7.21 shall not apply to any [*****].
          Section 7.22 REST and RETR.
               (a) Not less than 10 days prior to the Closing Date, the Seller will execute any notices necessary to designate REST and RETR to a “QSE” identified by the Purchaser that is one of the Subject Companies or an Affiliate of the Purchaser, such designation to be effective as of the Closing.

***
The confidential content of this Exhibit 10.1 has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

               (b) The Purchaser shall be responsible for obtaining, at its sole cost and expense, any consents, authorizations, permits or approvals necessary for the transactions contemplated by this Section 7.22 and for any other regulatory compliance matters associated therewith, and the Seller’s obligations under this Section 7.22 are conditioned upon receipt of any such consents, authorizations, permits or approvals. The Seller shall cooperate with the Purchaser in the Purchaser’s filing of any required applications for consents, authorizations, permits or approvals.
               (c) For the avoidance of doubt, REST and RETR are not Subject Companies, and shall not be deemed to have conducted any Retail Business, for any purposes under this Agreement.
               (d) Prior to the transfer contemplated by Section 7.22(a), the Seller shall be entitled to remove and retain any cash balance in any bank accounts owned by REST and RETR. The Seller shall cooperate reasonably with the Purchaser regarding the timing of the removal of such cash.
               (e) On the Closing Date (or, if acceptable to the PUCT, prior to the Closing Date), the Purchaser and the Seller shall cause RERS to file with the PUCT for each of REST and RETR an Amendment Application for Retail Electric Providers, in the form promulgated by the PUCT. Each such amendment shall be effective on the Closing Date and shall be accompanied by (i) credit support from the Guarantor or an Affiliate thereof effective the day after the Closing Date which is in a form acceptable to the PUCT and which is sufficient to terminate the Applicable Guarantee related to the Amendment, and (ii) a request to terminate the Applicable Guarantee related to the amendment.
               (f) Notwithstanding anything in this Agreement to the contrary, from and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses actually incurred by any of the Seller Indemnified Parties under any Applicable Guarantee after the Closing.
          Section 7.23 Merrill Lynch New Agreement.
               (a) The Purchaser (i) shall not, and shall cause its Affiliates not to, permit any modifications or amendments to the terms and conditions of the ML Arrangement Documents that would (x) be reasonably likely to materially increase the risk of failure of any condition to closing set forth therein or would be reasonably likely to materially delay such closing or (y) add any condition to closing the Commitment Letter, the Merrill Lynch New Agreement or any other ML Arrangement Document that would be reasonably likely to materially increase the risk of failure of the Merrill Lynch New Agreement to close or would be reasonably likely to materially delay such closing, (ii) shall not, and shall cause its Affiliates not to, waive compliance by Merrill Lynch or any of its Affiliates with any term or provision of the Commitment Letter, the Merrill Lynch New Agreement or any other ML Arrangement Document which would be reasonably likely to (x) result in the failure of the Merrill Lynch New Agreement to close or (y) adversely affect the rights of the Seller, or the obligations of the Purchaser, under this Agreement, and (iii) shall use reasonable best efforts to cause its conditions to closing set forth in the Merrill Lynch New Agreement and the other ML Arrangement Documents to be satisfied as soon as reasonably practicable.
               (b) The Purchaser shall, and shall cause its Affiliates to, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the transactions described in the Commitment Letter and the Merrill Lynch New Agreement, including (x) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letter and, to the extent necessary for the closing of the Merrill Lynch New Agreement, in the ML Arrangement Documents; (y) enter into the Merrill Lynch New Agreement and other applicable definitive agreements with respect thereto on the terms and conditions contemplated by the ML Arrangement Documents; and (z) consummate the transaction contemplated by the Merrill Lynch New Agreement at or prior to Closing.
               (c) The Purchaser shall, and shall cause its Affiliates to, keep the Seller informed with respect to any material adverse change with respect to the transaction contemplated by the Commitment Letter. Without limiting the foregoing, the Purchaser agrees to notify the Seller promptly, and in any event within two Business Days, if at any time (i) the Commitment Letter shall expire or be terminated for any reason, (ii) Merrill Lynch notifies the Purchaser or any of its Affiliates that Merrill Lynch no longer intends to consummate the transaction contemplated by the Commitment Letter on the terms set forth therein, or (iii) for any reason the Purchaser no longer believes in good faith that it will be able to consummate the transaction contemplated by the Commitment Letter.
ARTICLE VIII
CONDITIONS
          Section 8.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each Party to effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by Law, that such conditions may be waived in writing pursuant to Section 11.2 by the joint action of the Parties hereto:
               (a) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the transactions contemplated hereby shall have been issued and be continuing in effect, and the transactions contemplated hereby shall not have been prohibited under any applicable federal or state Law (collectively, “Restraints”); provided, however, that each of the Parties shall have used all reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.
               (b) Statutory Approvals. The Seller Required Statutory Approvals and the Purchaser Required Statutory Approvals shall have been obtained at or prior to the Closing Date.
               (c) HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated.

               (d) Withdrawal of Market-Based Rate Authority. FERC shall have issued approval without condition (other than the completion of the transactions contemplated by Section 7.19, and the provision of any required notices related thereto) of the cancellation of the market-based rate authority of RE Supply.
               (e) RESE and RE Supply Transactions. The transactions contemplated by Section 7.19, and the provision of any required notices related thereto, shall have been completed.
          Section 8.2 Conditions to Obligation of the Purchaser to Effect the Closing. The obligation of the Purchaser to effect the Closing shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Purchaser in writing pursuant to Section 11.2:
               (a) Performance of Obligations of the Seller. The Seller will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing; provided that for purposes of this Section 8.2(a), if the word “material” is used in any covenant or agreement, it shall be applied only once to the word which it qualifies.
               (b) Representations and Warranties. (i) The representations and warranties of the Seller set forth in Section 4.1, Section 4.2 or Section 4.3(a) of this Agreement shall be true and correct in all material respects, both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of the Seller set forth in this Agreement (other than the representations and warranties of the Seller set forth in Section 4.1, Section 4.2 or Section 4.3(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct individually or in the aggregate would not have a Retail Material Adverse Effect.
               (c) Seller Required Consents. The Seller Required Consents set forth in Section 8.2(c) of the Seller Disclosure Letter shall have been obtained.
               (d) Material Adverse Change. Since the date of this Agreement, there has been no event, change, development or occurrence reasonably likely to cause a Retail Material Adverse Effect; provided, that no event, change, development or occurrence that is disclosed in Section 4.6(a) of the Seller Disclosure Letter shall result in a failure of the condition set forth in this Section 8.2(d).
               (e) Merrill Lynch New Agreement Closing. The transaction described in the Merrill Lynch New Agreement shall have closed on or before Closing regardless of whether there is a Retail Material Adverse Effect.

               (f) ML Litigation. Merrill Lynch shall have withdrawn the Merrill Lynch Litigation with prejudice and fully released and discharged the Subject Companies from any and all liabilities and obligations thereunder.
               (g) Financial Condition of the Subject Companies. The Subject Companies shall maintain a cumulative monthly average Contribution Margin of at least $20,000,000 on a consolidated basis during the period beginning January 1, 2009 and ending on the month preceding the month in which the Closing Date occurs.
               (h) The Seller’s Deliveries. The Seller shall have delivered, and the Purchaser shall have received, all of the items set forth in Section 3.2 of this Agreement.
               (i) [*****].
          Section 8.3 Conditions to Obligation of the Seller to Effect the Closing. The obligation of the Seller to effect the Closing shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Seller in writing pursuant to Section 11.2:
               (a) Performance of Obligations of the Purchaser. The Purchaser (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing Date; provided that for purposes of this Section 8.3(a), if the word “material” is used in any covenant or agreement, it shall be applied only once to the word which it qualifies.
               (b) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct individually or in the aggregate would not have a Purchaser Material Adverse Effect.
               (c) Purchaser Required Consents. The Purchaser Required Consents shall have been obtained in all material respects.
               (d) The Purchaser’s Deliveries. The Purchaser shall have delivered, and the Seller shall have received, all of the items set forth in Section 3.3 of this Agreement.

***
The confidential content of this Exhibit 10.1 has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE IX
TERMINATION
          Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
               (a) by mutual written consent of the Seller and the Purchaser;
               (b) by the Purchaser or the Seller, if any state or federal Law is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such Party, of prohibiting the Closing, or by any Party if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable;
               (c) by the Purchaser or the Seller, by written notice to the other Party, if the Closing Date shall not have occurred on or before July 31, 2009 (the “Termination Date”); provided, however, that the right to terminate the Agreement under this Section 9.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have proximately contributed to the failure of the Closing Date to occur on or before such date; and provided, further, that if on the Termination Date the conditions to the Closing set forth in Section 8.1(b), Section 8.1(c), Section 8.2(c) and/or Section 8.3(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended for a 60-day period;
               (d) by the Purchaser, by written notice to the Seller, if there shall have been a material breach by the Seller of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing and, such breach shall not have been remedied within 30 days after receipt by the Seller of notice in writing from the Purchaser, specifying the nature of such breach and requesting that it be remedied or the Purchaser shall not have received adequate assurance of a cure of such breach within such 30-day period;
               (e) by the Seller, by written notice to the Purchaser, if there shall have been a material breach by the Purchaser of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Seller at the Closing and such breach shall not have been remedied within 30 days after receipt by the Purchaser of notice in writing from the Seller, specifying the nature of such breach and requesting that it be remedied or the Seller shall not have received adequate assurance of a cure of such breach within such 30 day period; or
               (f) by the Purchaser, by written notice to the Seller, if (i) at any time prior to the Closing Date, the Purchaser receives a Takeover Proposal, (ii) that Takeover Proposal is conditional on termination of this Agreement, (iii) the board of directors of the Purchaser has determined in good faith, after consultation with outside legal counsel, that the failure to effect termination of this Agreement would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, and (iv) the Purchaser enters into a definitive agreement with respect to that Takeover Proposal contemporaneously with providing such written notice to the Seller.
          Section 9.2 Effect of Termination.
               (a) In the event of termination of this Agreement by either the Seller or the Purchaser pursuant to Section 9.1, there shall be no liability on the part of either the Seller or the Purchaser or their respective officers or directors hereunder, except (i) that the termination of this Agreement shall not relieve any Party from liability for any intentional or willful breach of any representation, warranty, covenant or agreement of such Party contained in this Agreement; (ii) that Section 1.1 (Defined Terms), Section 1.2 (Interpretation), Section 7.2 (Confidentiality), Section 7.5 (Public Announcements), Section 9.2 (Effect of Termination), Section 11.1 (Amendment and Modification), Section 11.2 (Extension; Waiver), Section 11.3 (Expenses), Section 11.4 (Notices), Section 11.5 (Entire Agreement), Section 11.6 (Severability), Section 11.7 (Applicable Law; Jurisdiction), Section 11.8 (Waiver of Jury Trial), Section 11.9 (Specific Performance), and Section 11.10 (Assignment) shall survive the termination; and (iii) if the Purchaser terminates this Agreement under Section 9.1(f), the Purchaser shall pay $45,000,000 to the Seller prior to and as a condition to the effectiveness of such termination (the “Purchaser Termination Fee”). Payment of the Purchaser Termination Fee, if due pursuant to Section 9.2(a)(iii), shall be the sole and exclusive remedy of the Seller if the Purchaser terminates this Agreement under Section 9.1(f), and notwithstanding Section 11.9, the Parties agree that the Seller shall not be entitled to seek the remedy of specific performance or other injunctive or equitable relief related to any such termination by the Purchaser.
               (b) In the event that the Purchaser shall fail to pay the Purchaser Termination Fee when due pursuant to Section 9.2(a)(iii), the Purchaser Termination Fee shall accrue interest for the period commencing on the date such amount became past due, at a rate equal to the prime rate as reported in the Wall Street Journal on the date such Purchaser Termination Fee was required to be paid. In addition, if the Purchaser shall fail to pay the Purchaser Termination Fee when due, the Purchaser shall also pay to the Seller all of the other Seller’s out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect the Purchaser Termination Fee. The Parties agree that the agreements contained in this Section 9.2 are an integral part of this Agreement and the transactions contemplated hereby and that the Purchaser Termination Fee constitutes liquidated damages and not a penalty.
ARTICLE X
INDEMNIFICATION
          Section 10.1 Survival.
               (a) All of the representations and warranties of the Parties set forth in this Agreement shall survive the Closing and shall remain in full force and effect until April 30, 2010, other than (i) the representations and warranties of the Seller set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.15 and Section 4.21, which shall survive the Closing indefinitely, and the representations and warranties of the Purchaser set forth in Section 5.7, which shall survive the Closing indefinitely, and (ii) any representations and warranties of the Seller with respect to Taxes or as otherwise set forth in Section 4.8, which shall survive for the applicable statute of limitations period. No claim may be made against any Party, and no Party shall have any liability to any Person, hereunder after the applicable survival period for a representation or warranty specified herein shall have expired, except that, if written notice of any claim for indemnification under Section 10.2(a)(i) or Section 10.2(b)(i) shall have been given in accordance with Section 11.4 within the applicable survival period, then such survival period shall be extended as it relates to the matters and Losses specifically identified until such claim has been satisfied or otherwise resolved as provided in this ARTICLE X.
               (b) All of the covenants of the Parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants is waived in writing by the Party entitled to such performance. No claim for a breach of a covenant set forth in this Agreement that (i) by its nature is required to be performed by or prior to Closing (the “Pre-Closing Covenants”) may be made or brought by any Party hereto after April 30, 2010 and (ii) by its nature is required to be performed after Closing (the “Post-Closing Covenants”) may be made or brought by any Person after twelve (12) months past the last date on which each such Post-Closing Covenant was required to be performed (in each case, a “Covenant Survival Period”); provided, however, that any obligation to indemnify and hold harmless shall not terminate with respect to any Losses to which the Person to be indemnified shall have given written notice in accordance with Section 11.4 setting forth the specific claim and the basis therefor to the Indemnifying Party before the termination of the applicable Covenant Survival Period.
               (c) The indemnification obligations of the Seller set forth in Section 10.2(a)(iii) and Section 10.2(a)(iv) and the indemnification obligations of the Purchaser set forth in Section 10.2(b)(iii) or Section 10.2(b)(iv) shall survive the Closing indefinitely.
          Section 10.2 Indemnification.
               (a) Indemnification by the Seller. From and after the Closing and subject to the provisions of this ARTICLE X (including the limitations set forth in Section 10.3 and Section 10.4), the Seller agrees to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against:
               (i) any and all Losses actually incurred by any of the Purchaser Indemnified Parties that arise out of any inaccuracy or breach as of the date hereof or the Closing Date, unless an earlier date is specified therein (in which case such representation or warranty need only be true as of such date), of any representation or warranty of the Seller contained (A) in this Agreement, or (B) in any certificate delivered by the Seller pursuant to Section 3.2(h) of this Agreement; provided that nothing in such certificate will be deemed to cure any inaccuracy or breach of any representation or warranty of the Seller contained in this Agreement;
               (ii) any and all Losses actually incurred by any of the Purchaser Indemnified Parties that arise out of any breach of any covenant or agreement of the Seller contained in this Agreement;

               (iii) any and all Losses actually incurred by any of the Purchaser Indemnified Parties that arise out of any Excluded Liability; or
               (iv) any [*****].
               (b) Indemnification by the Purchaser. From and after the Closing and subject to the provisions of this ARTICLE X (including the limitations set forth in Section 10.3 and Section 10.4), the Purchaser agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against:
               (i) any and all Losses actually incurred by any of the Seller Indemnified Parties that arise out of any inaccuracy or breach as of the date hereof or the Closing Date, unless an earlier date is specified therein (in which case such representation or warranty need only be true as of such date), of any representation or warranty of the Purchaser contained in (A) this Agreement, or (B) in any certificate delivered by the Purchaser pursuant to Section 3.3(c) of this Agreement; provided that nothing in such certificate will be deemed to cure any inaccuracy or breach of any representation or warranty of the Purchaser contained in this Agreement;
               (ii) any and all Losses actually incurred by any of the Seller Indemnified Parties that arise out of any breach of any covenant or agreement of the Purchaser contained in this Agreement;
               (iii) any and all Losses actually incurred by any of the Seller Indemnified Parties that arise out of the Actions set forth on Section 4.7 of the Seller Disclosure Letter; or
               (iv) any [*****].

***
The confidential content of this Exhibit 10.1 has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          Section 10.3 Limitations.
               (a) Except in the case of any claim arising from a breach of Section 4.1, Section 4.2, Section 4.3(a), Section 4.15 or Section 4.21 and except for claims arising under Section 7.6 or Section 7.7, none of the Purchaser Indemnified Parties shall be entitled to indemnification under Section 10.2(a)(i) or Section 10.2(a)(ii) until the aggregate amount of all the Losses actually suffered by the Purchaser Indemnified Parties exceeds the Deductible Amount, and then only to the extent such Losses exceed, in the aggregate, the Deductible Amount. Losses subject to indemnification by the Seller pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii) (other than in respect of any claim with respect to Section 4.1, Section 4.2, Section 4.3(a), Section 4.15, Section 4.21, Section 7.6 or Section 7.7) relating to any single breach or series of related breaches by the Seller shall not constitute Losses, and therefore shall not be applied toward the Deductible Amount or be indemnifiable hereunder, unless such Losses relating to any single breach or series of related breaches exceed $100,000.
               (b) The maximum aggregate amount of Losses against which the Purchaser Indemnified Parties shall be entitled to be indemnified under Section 10.2(a)(i) with respect to all claims thereunder (other than by reason of or resulting from breaches of any of the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3(a), Section 4.15 or Section 4.21) shall be an amount equal to $75,000,000.
               (c) The maximum aggregate amount of Losses against which the Purchaser Indemnified Parties shall be entitled to be indemnified under Section 10.2(a)(i) with respect to all claims thereunder including by reason of or resulting from breaches of any of the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3(a), Section 4.15 or Section 4.21 shall be an amount equal to the Purchase Price.
               (d) NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT SUCH DAMAGES THAT ARE PAYABLE TO A THIRD PARTY WITH RESPECT TO A THIRD PARTY CLAIM FOR WHICH ANY PERSON IS SEEKING INDEMNIFICATION HEREUNDER, AND EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO RECEIVE SUCH DAMAGES UNDER THIS AGREEMENT.
          Section 10.4 Mitigation; Subrogation.
               (a) Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification herein, upon its having obtained actual knowledge of such matter giving rise to such Loss. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate such Loss, then notwithstanding anything else to the contrary contained herein, the Indemnifying Party shall not be required to indemnify the Indemnified Party for any Loss that could reasonably be expected to have been avoided had the Indemnified Party made such efforts.
               (b) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this ARTICLE X, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnifying Party may have against any other parties with respect to the subject matter underlying such indemnification claim, and such Indemnified Party shall, to the extent reasonably requested by the Indemnifying Party, cooperate in the enforcement of such rights against such third party.
               (c) In calculating the amount of any Loss for which any Indemnifying Party is liable under this ARTICLE X, there shall be deducted the amount of any insurance recoveries, excluding any amounts which are in effect self-insured whether through retention amounts or otherwise, the Indemnified Party in fact receives as a direct consequence of the circumstances to which the Loss related or from which the Loss resulted or arose. The Indemnified Party agrees to make a claim against any applicable insurance coverage, including, if applicable, the insurance coverage for the Company to seek recovery for any Loss, and the Indemnifying Party shall have the right to pursue such recovery against any such insurance coverage in the name of the insured; provided, however, that the foregoing shall not materially delay the Indemnified Party’s right to receive indemnification hereunder.
               (d) Notwithstanding anything in this Agreement to the contrary, in the event that the existence of an obligation for the payment of money to a third party causes any representation or warranty of the Seller contained in ARTICLE IV to be untrue or incorrect, then, upon the Seller’s payment in full and discharge of such obligation, the Seller’s indemnification obligations in respect of any Losses resulting from, arising out of, based on or relating to any such untrue or incorrect representation or warranty shall be deemed to have been terminated.
          Section 10.5 Indemnification Process. The Party or other Person making a claim for indemnification under this ARTICLE X shall be, for the purposes of this Agreement, referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this ARTICLE X shall be, for the purposes of this Agreement, referred to as the “Indemnifying Party”. All claims by any Indemnified Party under this ARTICLE X shall be asserted and resolved as follows:
               (a) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 20 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE X except to the extent that the Indemnifying Party is materially prejudiced by such failure or as contemplated in Section 10.1.

               (b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this ARTICLE X, within 20 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE X except to the extent that the Indemnifying Party is materially prejudiced by such failure. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information, including all copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. The Indemnifying Party will have the right to participate in the defense of such Third Party Claim or, by giving notice to the Indemnified Party, to elect to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of notice from the Indemnified Party of such Third Party Claim, and the Indemnifying Party shall not be liable for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof; provided, however, that if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Party that would make it inappropriate in the judgment of such counsel for the same counsel to represent both the Indemnified Party and the Indemnifying Party, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Indemnifying Party, and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties. Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any Third Party Claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such Third Party Claim.
               (c) If the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall be liable for the reasonable legal fees and expenses of counsel employed by the Indemnified Party for any period after notice of such claim to the indemnifying Party pursuant to Section 10.5(b) during which the Indemnifying Party has not assumed the defense thereof.
               (d) Without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), the Indemnifying Party shall not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnified Party. Notwithstanding the foregoing, if a firm offer is made to settle a Third Party Claim and fully release and discharge the Indemnified Party from any liability without leading to any liability for which the Indemnified Party is not entitled to indemnification hereunder or the creation of a financial obligation on the part of the Indemnified Party or which does not create or impose any non-financial obligation on the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnified Party may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by the Indemnified Party up to the date of said notice, at all time subject to the additional limitations on the Indemnifying Party’s liability contained in this Agreement.
          Section 10.6 Exclusive Remedy. The indemnification provisions of this ARTICLE X shall be the sole and exclusive remedy of each Party (including the Purchaser Indemnified Parties, and the Seller Indemnified Parties) after the Closing for any breach of the other Party’s representations, warranties, covenants or agreements contained in this Agreement or otherwise with respect to this Agreement and the transactions contemplated hereby; provided that the foregoing shall not be deemed to limit the rights of the Parties (a) to seek equitable remedies (including specific performance or injunctive relief) or other damages in the case of fraud or willful misconduct, (b) under the Transition Services Agreement or (c) under any of the other agreements referred to in Section 3.2.
          Section 10.7 Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this ARTICLE X as adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law or taxing authority interpretations thereof.
          Section 10.8 [*****]. Notwithstanding anything herein to the contrary, the procedures set forth on Section 10.8 of the Seller Disclosure Letter shall apply to any [*****].

***
The confidential content of this Exhibit 10.1 has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE XI
GENERAL PROVISIONS
          Section 11.1 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by each of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.
          Section 11.2 Extension; Waiver. At any time prior to the Closing Date, a Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
          Section 11.3 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses except that the Purchaser shall solely bear the fee payable in connection with the filing required by the HSR Act. Notwithstanding the foregoing, in any action or proceeding brought to enforce any provisions of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees and disbursements in addition to its costs and expenses and any other available remedy provided for herein.
          Section 11.4 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first Business Day following such receipt if the transmission is after 5 p.m. Central Time on such date or if the date is not a Business Day) of transmission by telecopy or facsimile, or (iii) on the date of confirmation of receipt (or the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):
(i) If to the Seller, to
Reliant Energy, Inc.
1000 Main, 12th Floor
Houston, Texas 77002
Facsimile: 713-497-0140
Attention: Michael L. Jines

with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana, Suite 6800
Houston, Texas 77002
Facsimile: 888-329-0752
Attention: Frank Ed Bayouth II
and
(ii) if to the Purchaser, to
NRG Retail LLC
211 Carnegie Center
Princeton, New Jersey 08540
Facsimile: 609-524-4589
Attention: Michael R. Bramnick
with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
655 15th Street, N.W.
Washington, DC 20005
Facsimile: 202-654-9603
Attention: Mitchell F. Hertz
          Section 11.5 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to confer, and shall not confer, upon any Person other than the Parties hereto any remedies, claims of liability or reimbursement, causes of action or any other rights whatsoever; provided, however, that each Subject Company is expressly made a third party beneficiary of Section 7.7(f), Section 7.21(g) and Section 10.2(a) of this Agreement; provided, further, however, that such designation as a third party beneficiary shall not in any way limit the ability of the Parties to waive, amend or terminate this Agreement or any Section or provision hereof, in each case, without the consent of any Subject Company.
          Section 11.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
          Section 11.7 Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to principles of conflict of laws. The Parties hereby declare that it is their intention that this Agreement shall be regarded as made under the Laws of the State of New York and that the Laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the Parties agrees that any action, suit or proceeding arising out of the transactions contemplated by this Agreement (a “Proceeding”) shall be commenced and conducted exclusively in the federal or state courts in the Southern District of the State of New York, and each of the Parties hereby irrevocably and unconditionally: (i) consents to submit to the exclusive jurisdiction of the federal and state courts in the Southern District of the State of New York for any Proceeding (and each Party agrees not to commence any Proceeding, except in such courts); (ii) waives any objection to the laying of venue of any Proceeding in the federal or state courts in the Southern District of the State of New York; (iii) waives, and agrees not to plead or to make, any claim that any Proceeding brought in any federal or state court in the Southern District of the State of New York has been brought in an improper or otherwise inconvenient forum; and (iv) waives, and agrees not to plead or to make, any claim that any Proceeding shall be transferred or removed to any other forum. Each of the Parties hereby irrevocably and unconditionally agrees: (1) to the extent such Party is not otherwise subject to service of process in the State of New York, to appoint and maintain an agent in the State of New York as such Party’s agent for acceptance of legal process and (2) that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to clause (1) or (2) above shall have the same legal force and effect as if served upon such Party personally within the State of New York.
          Section 11.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          Section 11.9 Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Parties agree that, except as provided in Section 9.2(a), in the event of any breach by the other Party of any covenant or obligation contained in this Agreement, the other Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.9 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

          Section 11.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party; provided, however, that (i) the Seller may transfer the Company Interests to a wholly owned Subsidiary of the Seller, and (ii) the Purchaser may assign this Agreement, in whole or in part, to an Affiliate in either case as long as such transferee or assignee agrees in writing to be bound by the applicable terms of this Agreement and no such transfer or assignment shall relieve the transferor or assignor from its obligations hereunder; provided further, however, that the Purchaser may assign, transfer or pledge its rights hereunder to any Person for financing purposes or in connection with the Merrill Lynch New Agreement.
          Section 11.11 Counterparts; Effect. This Agreement may be executed and delivered (including via facsimile) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
          Section 11.12 Bulk Sales Waiver. Notwithstanding any provision in this Agreement to the contrary, neither the Purchaser nor the Seller will comply with the provisions of the bulk sales Laws or similar Laws (including those regarding Tax clearance certificates) of any jurisdiction in connection with the transactions contemplated by this Agreement, and the Purchaser hereby irrevocably waives compliance by the Seller with the provisions of the bulk sales Laws or similar Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
[Signature Page Follows]

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

RELIANT ENERGY, INC.

By:	/s/ D. Rogers Herndon

Name: D. Rogers Herndon
Title: Senior Vice President

NRG RETAIL LLC

By:	/s/ Christopher S. Sotos

Name: Christopher S. Sotos
Title: President